Exhibit 10.9

OFFICE LEASE AGREEMENT

Between

Landlord: 50 BEALE STREET, LLC,

a Delaware limited liability company

and

Tenant: ON24, INC.,

a Delaware corporation

50 BEALE STREET

SAN FRANCISCO, CALIFORNIA

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TABLE OF CONTENTS

(continued)

-ii-

LIST OF EXHIBITS

A-1 Premises

A-2	Rooftop Installation Area
B	Work Agreement
C	Commencement Letter
D	Rules and Regulations
E	Asbestos Notification
F-1	Form of Letter of Credit
F-2	Approved Form of Comerica Initial Letter of Credit
G	Options

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BASIC LEASE PROVISIONS

The following sets forth some of the basic provisions of the Lease (the “Basic Lease Provisions”). In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Articles of the Lease, the referenced Articles of the Lease shall control.

1. Building (Article 1): The 24-story office tower, together with all appurtenant plazas, subgrade areas and garages in the City of San Francisco, California, located at 50 Beale Street. The Building contains approximately 665,441 rentable square feet (“RSF”).

2. Property (Article 1): The Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the off-site parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

3. Premises (Article 1):

Suite:	800
Floor:	Eighth (8th)
RSF:	28,353

4. Term (Article 2): Eighty eight (88) full calendar months plus any partial calendar month immediately following the Commencement Date.

Anticipated Delivery Date (Article 1): One (1) Business Day following the mutual execution and delivery of this Lease.

5. Base Rent (Article 5):

Months of Term	Annual Rate Per RSF	Monthly Installment
Month 1* - Month 12	$71.00	$167,755.25	**
Month 13 - Month 24	$73.13	$172,787.91
Month 25 - Month 36	$75.32	$177,962.33
Month 37 - Month 48	$77.58	$183,302.15
Month 49 - Month 60	$79.91	$188,807.35
Month 61 - Month 72	$82.31	$194,477.95
Month 73 - Month 84	$84.78	$200,313.95
Month 85- Month 88	$87.32	$206,315.33

*

If the Commencement Date is not the first (1st) day of a calendar month, then “Month 1” includes the partial calendar month during which the Commencement Date occurs and the next-succeeding calendar month, and in such event, Tenant shall pay the prorated amount of the monthly installment of Base Rent for such partial calendar month on the Commencement Date.

**	Subject to abatement pursuant to Section 5(b) below.

6. Rent Payment Address (Article 5):

50 Beale Street, LLC

P.O. Box 360885

Pittsburgh, Pennsylvania 15251-6885

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7. Base Year (Article 7):

Tax Base Year:	2018
Operating Expense Base Year:	2018

8. Tenant’s Share (Article 7): 4.26% (i.e., 28,353/665,441)

9. Letter of Credit Amount (Article 9): $2,027,145.02, subject to potential reduction.

10. Parking Passes (Article 18): Up to three (3) valet parking passes (i.e., 1 pass per 7,500 RSF)

11. Landlord’s Broker (Article 44): Jones Lang LaSalle Americas, Inc.

Tenant’s Broker (Article 45): Colliers International

12. Notice Addresses (Article 29):

Landlord	Tenant
50 Beale Street, LLC	Prior to Commencement Date:
50 Beale Street, Lower Level
San Francisco, CA 94015	ON24, Inc.
Attention: Property Manager	795 Folsom Street, 3rd Floor
San Francisco, CA 94107
with a copy to:	Attention: J. Michael Badgis, Vice
President, Global Human Resources and
PARAMOUNT GROUP, INC.	Facilities
1633 Broadway, Suite 1801
New York, NY 10019	With a copy to:
Attention: Bernard A. Marasco
Senior Vice President - Counsel, Leasing	ON24, Inc.
& Property Management	795 Folsom Street, 3rd Floor
San Francisco, CA 94107
with a copy to:	Attention: General Counsel
PARAMOUNT GROUP, INC.	Following Commencement Date:
Steuart Tower, One Market Plaza,
Suite 1470	At the Premises
San Francisco, CA 94105	Attention: General Counsel and J. Michael
Attention: Area Asset	Badgis, Vice President, Global Human
Manager/General Manager	Resources and Facilities

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OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (hereinafter called the “Lease”) is entered into as of January 2, 2018 (the “Effective Date”), by and between the Landlord and Tenant identified above.

1. Premises and Common Areas.

(a) Premises; Rentable Area. Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord the Premises identified in the Basic Lease Provisions, such Premises being further shown on the drawing attached hereto as Exhibit A-1 and made a part hereof. All corridors and restroom facilities located on the eighth (8th) floor (and any other full floor which may in the future be occupied by Tenant) shall be considered part of the Premises. The Premises shall be prepared for Tenant’s occupancy in the manner and subject to the provisions of the Work Agreement attached hereto as Exhibit B (the “Work Agreement”). The RSF of the Premises and the Building have been determined based upon the ANSI/BOMA Z65.1-2017 promulgated by the Building Owners and Managers Association, as reasonably interpreted by Landlord’s architect for the Building, has been confirmed and is conclusively agreed upon by the parties. No easement for light, air or view is granted hereunder or included within or appurtenant to the Premises. Tenant acknowledges that it has had the opportunity to inspect the Premises, and by accepting the Premises, Tenant shall be deemed to have accepted them in their “AS IS” condition existing as of the Delivery Date (defined below); except for Landlord’s obligation to complete Landlord’s ACM Work (as described in the Work Agreement), if necessary, and as otherwise expressly provided in this Lease. At all times during the Term, but subject to any Casualty, Force Majeure Event (as such terms are defined below) or temporary interruptions required to comply with Landlord’s reasonable security procedures, Tenant shall have access to the Premises 24 hours a day, 7 days a week, 365 days a year.

(b) Common Areas. Tenant shall have the nonexclusive right (in common with other tenants or occupants of the Building, Landlord and all others to whom Landlord has granted or may hereafter grant such rights) to use the Common Areas (defined below), subject to the Rules and Regulations (defined below). Subject to the terms and conditions in this Lease, Landlord may at any time alter, renovate, rearrange, expand or reduce some or all of the Common Areas or temporarily close any Common Areas to make repairs or changes therein or to effect construction, repairs, or changes within the Building or Property, or to prevent the acquisition of public rights in such areas, or to discourage parking by parties other than tenants, and may do such other acts in and to the Common Areas as in its judgment may be desirable provided that in each case such activities do not materially reduce or impair Tenant’s rights under this Lease or access to the Premises. Landlord may from time to time permit portions of the Common Areas to be used exclusively by specified tenants provided that doing so does not materially reduce or impair Tenant’s rights under this Lease or access to the Premises. Landlord may also, from time to time, place or permit customer service and information booths, kiosks, stalls, push carts and other merchandising facilities in the Common Areas. “Common Areas” shall mean any of the following or similar items, as so designated from time to time by Landlord: (a) the total square footage of areas of the Building devoted to nonexclusive uses such as ground floor lobbies, seating areas and elevator foyers; fire vestibules; mechanical areas; restrooms and corridors on all multi-tenant floors; elevator foyers and lobbies on multi-tenant floors; electrical and janitorial closets; telephone and equipment rooms; and other similar facilities in the Building maintained for the benefit of Building tenants and invitees, but shall not mean Major Vertical Penetrations (defined below); and (b) all parking garage vestibules; loading docks; locker rooms, exercise and conference facilities available for use by Building tenants (if any); walkways, roadways and sidewalks; trash areas; mechanical areas; landscaped areas including courtyards, plazas and patios; and other similar facilities on the Property maintained for the benefit of Building tenants and invitees. As used herein, “Major Vertical Penetrations” shall mean the area or areas within Building stairs (excluding the landing at each floor), elevator shafts, and vertical ducts that service more than one floor of the Building. The area of Major Vertical Penetrations shall be bounded and defined by the dominant interior surface of the perimeter walls thereof (or the extended plane of such walls over areas that are not enclosed). Major Vertical Penetrations shall exclude, however, areas for the specific use of Tenant or installed at the request of Tenant, such as special stairs or elevators.

2. Term. Tenant shall have and hold the Premises for the term (“Term”) identified in the Basic Lease Provisions, commencing on the date (the “Commencement Date”) that is one hundred fifty (150) days following the Delivery Date (defined below, and such 150 day period being referred to herein as the “Construction Period”), provided that, as described in the Work Agreement, the Construction Period shall be extended on a day-for-day basis for each day of any Landlord Delays (as defined in the Work Agreement). Landlord will deliver possession of the Premises to Tenant in “as-is” condition (except as otherwise provided in this Lease), free and clear of other tenants and occupants, with all elevators and other Building Systems (defined in Article 19) below serving the Premises in operable condition, and free of any Hazardous Materials as defined in Section 10(b) except where otherwise noted, including ACM, that pursuant to applicable Law, require remediation, removal or abatement, in order to allow Tenant to commence the construction of Tenant Improvements (defined in the Work Agreement) therein pursuant to the provisions of the Work Agreement (such delivery is referred to herein as “Delivery”) on the first (1st) Business Day following the mutual execution and delivery of this Lease (the “Anticipated Delivery Date” and the actual date of Delivery is referred to herein as the “Delivery Date”). Notwithstanding the foregoing, if, as of the date that Landlord is ready to Deliver the Premises, Tenant has not delivered to Landlord (a) the first (1st) month’s payment of Base Rent pursuant to the provisions of Section 5(a) below, (b) the Letter of Credit pursuant to Article 9 below and (c) evidence of all insurance required to be maintained by Tenant pursuant to the provisions of Article 24 below (collectively, the “Delivery Requirements”), then, for the purposes of calculating the Commencement Date, the Delivery Date shall nonetheless be deemed to have occurred, however, Tenant will not be allowed to have access to the Premises unless and until Tenant satisfies such Delivery Requirements. Landlord represents that, as of the Effective Date, the Premises are currently unoccupied and that no tenants or other third parties hold any rights of first refusal, rights of first offer or other rights with respect to the Premises which supercede or are senior in priority to Tenant’s leasehold rights in the Premises as set forth herein. During the period from the Delivery Date until the Commencement Date, all of the terms and provisions of this Lease will apply to Tenant’s use of, and access to the Premises, other than the obligation on the part of Tenant to pay Base Rent (defined in Article 5 below), excess Operating Expenses, excess Taxes (as said terms are defined in Article 6 below), and utility expenses. The parties estimate that the Commencement Date will be the Anticipated Commencement Date specified in the Basic Lease Provisions. This Lease shall terminate at midnight on the last day of the eighty eighth (88th) full calendar month of the Term (the “Expiration Date”), unless sooner terminated or extended pursuant hereto. As used in this Lease, except where otherwise noted, the “Term” shall include the Renewal Term, if Tenant exercises the Renewal Option described in Exhibit G. Promptly following the Commencement Date, Landlord and Tenant shall enter into a letter agreement in the form attached hereto as Exhibit C, specifying and/or confirming the Commencement Date, the Expiration Date and such other matters as Landlord may reasonably request; if Tenant fails to execute and deliver (or to provide good faith corrective comments to) such letter agreement to Landlord within thirty (30) days after Landlord’s delivery of same to Tenant, said letter agreement will be deemed final and binding upon Tenant.

3. Landlord’s Failure to Give Possession.

(a) Generally. Except as provided below, Landlord shall not be liable for damages to Tenant for failure to deliver possession of the Premises to Tenant by the Anticipated Delivery Date. Subject to delay attributable to the acts or omissions of Tenant, Landlord will Deliver the Premises to Tenant by the Anticipated Delivery Date; however, however, as described in Article 2 above, if, as of the date that Landlord would otherwise achieve Delivery, Tenant has not fulfilled the Delivery Requirements, such date shall, for the purposes of determining the Commencement Date, be deemed to be the Delivery Date, regardless of the fact that Landlord will not in fact deliver possession of the Premises to Tenant unless and until the Delivery Requirements have been satisfied.

(b) Late Delivery Damages. If Landlord does not Deliver the Premises to Tenant within ten (10) Business Days after the mutual execution and delivery of this Lease and Tenant’s satisfaction of the Delivery Conditions (the “First Outside Date”), which First Outside Date will be delayed, if applicable, on a day-for-day basis for each day Delivery is delayed as a result of any Force Majeure Event or the acts or omissions of Tenant, Tenant shall be entitled to have one (1) day added to the Abatement Period (defined in Section 5(b) below) for every day by which the Delivery Date is delayed beyond the First Outside Date. Furthermore, if Landlord fails to Deliver the Premises to Tenant within sixty (60) days after the mutual execution and delivery of this Lease and the satisfaction of the Delivery Conditions (the “Second Outside Date”), which Second Outside Date will be delayed, if applicable, on a day-for-day basis for each day Delivery is delayed by any Force Majeure Event or the acts or omissions of Tenant, Tenant may terminate this Lease by written notice to Landlord delivered at any time prior to the Delivery Date, in which event all prepaid rent and the Letter of Credit immediately shall be returned to Tenant.

4. Quiet Enjoyment. So long as a Default (defined in Article 29 below) has not occurred and is not continuing, Tenant shall peaceably and quietly have, hold and enjoy the Premises during the Term without interference by Landlord or anyone claiming through Landlord, subject to the terms and conditions of this Lease. Landlord shall not be responsible for the acts or omissions of any other tenant or any third party not claiming by or through Landlord that may interfere with Tenant’s use and enjoyment of the Premises, provided that Landlord shall use commercially reasonable efforts to cause any tenant of the Building whose acts or omissions interfere with Tenant’s use and enjoyment of the Premises to cease such interference by enforcing the applicable terms and conditions of such tenant’s lease.

5. Base Rent.

(a) Generally. Tenant shall pay to Landlord, at the address stated in the Basic Lease Provisions or at such other place as Landlord shall designate in writing to Tenant, annual base rent (“Base Rent”) in the amounts set forth in the Basic Lease Provisions. The Base Rent shall be payable in equal monthly installments, due on the first day of each calendar month, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided in this Lease. One full monthly installment of Base Rent shall be due and payable on the date of execution of this Lease by Tenant and shall be applied to the first full calendar month’s Base Rent payable following the Abatement Period, defined below, and a like monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Term (provided, that if the Commencement Date should be a date other than the first day of a calendar month, the monthly Base Rent installment paid on the date of execution of this Lease by Tenant shall be prorated to that partial calendar month, and the excess shall be applied as a credit against the next monthly Base Rent installment). Tenant shall pay, as additional Rent, all other sums due from Tenant under this Lease (the term “Rent”, as used herein, means all Base Rent, additional Rent and all other amounts payable hereunder from Tenant to Landlord). Unless otherwise specified herein, all items of Rent (other than Base Rent and amounts payable pursuant to Article 7 below) shall be due and payable by Tenant on or before the date that is thirty (30) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by ACH transfer or other similar electronic transfer mutually acceptable to Landlord and Tenant. Landlord may return to Tenant, at any time within fifteen (15) days after receiving same, any payment of Rent (x) made following any Default (irrespective of whether Landlord has commenced the exercise of any remedy), or (y) that is less than the amount due. If the address designated by Landlord for payment of Rent hereunder is a lock box collection agent, then for purposes of this Lease, no such payment shall be deemed “accepted” by Landlord if Landlord issues a check payable to Tenant in the amount sent to the lock box within thirty (30) days after the amount sent by Tenant is received by the lock box collection agent or if Landlord returns a dishonored instrument within thirty (30) days after its dishonor.

(b) Abatement. Notwithstanding Section 5(a) above to the contrary, so long as Tenant is not in Monetary Default (defined in Article 29 below), Tenant shall be entitled to an abatement of Base Rent for the first (1st) four (4) full calendar months following the Commencement Date (the “Abatement Period”). The total amount of Base Rent abated during the Abatement Period, in the amount of $671,021.00, is referred to herein as the “Abated Rent”. If Tenant is in Monetary Default, (i) if such Default occurs prior to the expiration of the Abatement Period, from and after the occurrence of such Monetary Default, Rent shall be payable by Tenant as if no abatement of Base Rent had been contemplated in this Section 5(b) unless and until Tenant cures such Default and thereafter timely pays all sums due hereunder for four (4) consecutive calendar months, at which point the abatement of Abated Rent shall be reinstated for the remainder of the unexpired Abatement Period and (b) if Landlord terminates this Lease as a consequence of such Monetary Default, Landlord may include in its claim for termination damages, all then-unamortized Abated Rent (assuming amortization of the Abated Rent on a straight-line basis over the Term) credited to Tenant prior to the occurrence of the Default.

6. Operating Expenses and Taxes.

(a) Generally. From and after the expiration of the twelfth (12th) full calendar month of the Term, Tenant agrees to reimburse Landlord throughout the Term, as additional Rent hereunder, for Tenant’s Share (defined below) of: (i) the annual Operating Expenses (as defined below) in excess of the Operating Expenses for the Operating Expense Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Expense Amount”) and (ii) the annual Taxes (as defined below) in excess of the Taxes for the Tax Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Tax Amount”). The term “Tenant’s Share” as used in this Lease shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building and multiplying the quotient by 100. Tenant’s Share with respect to the Premises initially demised by this Lease is as set forth in the Basic Lease Provisions and shall not be subject to increase or decrease during the initial Term unless the actual RSF of the Building or the Premises shall be changed for reasons other than a change in the method of measurement. Tenant’s Share of excess Operating Expenses and excess Taxes for any calendar year shall be appropriately prorated for any partial year occurring during the Term. Except as set forth herein, the obligations of the parties pursuant to this Article 6 will survive the expiration or sooner termination of this Lease.

(b) “Operating Expenses” shall mean all of those expenses incurred or paid by Landlord in operating, servicing, managing, maintaining and repairing the Property, including, without limitation, the Building, parking areas and Common Areas. Operating Expenses shall include, without limitation, the following: (1) all costs related to the providing of water, heating, lighting, ventilation, sanitary sewer, air conditioning and other utilities, but excluding those utility charges actually paid separately by Tenant or any other tenants of the Building; (2) janitorial and maintenance expenses, including: (A) janitorial services and janitorial supplies and other materials used in the operation and maintenance of the Building; and (B) the cost of maintenance and service agreements on equipment, window cleaning, grounds maintenance, pest control, security, trash removal, any compost and/or recycle program, and other similar services or agreements; (3) the amount paid or incurred by Landlord (i) in insuring all or any portion of the Property under policies of insurance and/or commercially reasonable self-insurance (so long as such self-insurance provides adequate, enforceable, sufficiently funded and long-term coverage equivalent to insurance purchased from third party insurers) which may include commercial general liability insurance, property insurance, worker’s compensation insurance, rent interruption insurance, contingent liability and builder’s risk insurance, and any other insurance as may from time to time be maintained by Landlord (as of the Effective Date Landlord maintains earthquake insurance coverage on the Building, the cost of which will be included in Operating Expenses for the Base Year) and (ii) for deductible payments under any insured claims; (4) commercially reasonable management fees (or an imputed charge for management fees if Landlord provides its own management services) and the market rental value (as reasonably determined by Landlord) of a management office; (5) the costs, including interest at a commercially reasonable rate, amortized over the applicable useful life, of the following (collectively, “Permitted Capital Items”) (A) any capital improvement, repair, renovation or replacement made to the Building or Property by or on behalf of Landlord which is required under any governmental law or regulation (or any judicial interpretation thereof) or any insurance requirement that was not applicable to the Building or Property as of the

Commencement Date, (B) the cost of acquisition and installation of any device or equipment designed or anticipated to improve the operating efficiency of any system within the Building or which is reasonably intended to reduce Operating Expenses, provided that in each case Landlord reasonably estimates that the annual savings resulting therefrom will exceed the amortized cost of the device or equipment in question or (C) the cost of any capital improvement, restoration, repair, replacement or equipment which is made or acquired to improve the health and safety of the occupants of the Building and/or the safety of the Building or Property or which represents the replacement of obsolete or worn-out equipment reasonably consistent with the practices of owners of Comparable Buildings (defined in Exhibit G), or (D) the cost of capital improvements or alterations or installations which are replacements or modifications of items located in the Common Areas required to keep the Common Areas in good order or condition; provided, however, that the costs of Permitted Capital Items shall be amortized in equal monthly installments over their useful lives in accordance with generally accepted accounting principles and only the amortized portion thereof accruing during the Term shall be included in Operating Expenses, (6) all services, supplies, repairs, replacements or other expenses directly and reasonably associated with servicing, maintaining, managing and operating the Building or Property, including, but not limited to the Building lobby, vehicular and pedestrian traffic areas and other Common Areas, and including the reasonable costs of achieving and maintaining LEED status or any other similar certification system or process as may be elected by Landlord in lieu of LEED; (7) wages and salaries and bonuses of Landlord’s employees (not above the level of Building or General Manager or such other title representing the on-site management representative primarily responsible for management of the Building) engaged in the maintenance, operation, repair and services of the Building, including taxes, insurance and customary fringe benefits; (8) legal and accounting costs (but not including legal costs incurred in collecting delinquent rent from any occupants of the Property); (9) costs to maintain and repair the Building and/or Property; (10) landscaping and security costs unless and to the extent that Landlord hires a third party to provide such services pursuant to a service contract and the cost of that service contract is already included in Operating Expenses as described above; and (11) costs or payments under any easement, license, operating agreement, declaration, restrictive covenant or other instrument pertaining to the sharing of costs by the Building or Property or related to the use or operation of the Building or Property.

Notwithstanding the foregoing, Operating Expenses shall specifically exclude the following:

(i) costs of alterations of tenant spaces (including all tenant improvements to such spaces);

(ii) costs incurred in connection with the proposed lobby renovation that Landlord expects to complete in calendar year 2018, or costs of capital improvements or other capital expenditures, except for Permitted Capital Expenditures as provided in the preceding paragraph;

(iii) depreciation, amortization, interest and principal payments on mortgages, and other debt costs, if any;

(iv) real estate brokers’ leasing commissions or compensation and advertising and other marketing expenses;

(v) payments to affiliates of Landlord for goods and/or services to the extent the same are materially in excess of what would be paid to non-affiliated parties of similar experience, skill and expertise for such goods and/or services in an arm’s length transaction;

(vi) costs incurred or services or work performed for the singular benefit of another tenant or occupant (other than with respect to Common Areas of the Building);

(vii) legal, accounting and other professional fees, space planning, construction, and other expenses incurred in procuring or attracting tenants for the Building or renewing or amending leases with existing tenants or occupants of the Building or with respect to other leasable area within the Building;

(viii) costs of advertising and public relations, promotional costs and attorneys’ fees associated with the leasing of the Building;

(ix) any expense to the extent that Landlord actually receives reimbursement from insurance, condemnation awards, other tenants or any other source (other than through the collection of Operating Expenses);

(x) costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building;

(xi) all expenses in connection with the installation, operation and maintenance of any observatory, broadcasting facilities, luncheon club, athletic or recreation club, cafeteria, dining facility or other facility not generally available to all office tenants of the Building, including Tenant;

(xii) Taxes;

(xiii) rental under any ground or underlying lease or leases;

(xiv) increased costs resulting from the negligence or willful misconduct of Landlord or Landlord’s property manager or any other Landlord Party (defined in Section 10(b)(ii) below) or the default of Landlord under this Lease or any other agreement affecting Landlord or the Property;

(xv) voluntary contributions to any political or charitable persons or entities;

(xvi) costs for the acquisition of sculpture, paintings or other art objects;

(xvii) costs associated with the operation of the corporation or other entity which constitutes the Landlord, as distinguished from costs of operation of the Building and the Property;

(xviii) costs to the extent which Landlord receives reimbursement under warranties or by insurance companies or other third parties or which are directly payable by other Building tenants pursuant to the terms of their respective leases;

(xix) costs incurred to remove or abate any Hazardous Material which is in existence in or about the Building or the Property prior to the Delivery Date, and is of such a nature that such material is classified as a Hazardous Material as of the Delivery Date; and costs incurred to remove, remedy, contain, or treat any Hazardous Material which is brought into the Building or onto the Property after the Effective Date by Landlord and which is of such a nature, at that time, that applicable Law in effect and as interpreted as of the date such Hazardous Substance is brought into the Building or Property would require the removal or other remedial or containment action with respect thereto (except, in each case, that the cost of handling, treatment, containing, removing or abating Hazardous Materials related to the ordinary general repair and maintenance of the Building or Property, for example, the removal of and disposal of oil from Building machinery in the course of typical Building maintenance and not as a response to any action of any tenant or occupant of the Building or release of Hazardous Materials, may be included in Operating Expenses);

(xx) the costs and expenses incurred in leasing equipment or systems that would ordinarily constitute a capital expenditure if such equipment or systems were purchased, to the extent such rental charges exceed the amortization charge, if any, that would have been permitted had the item been purchased;

(xxi) costs of repairs or other work necessitated by fire, windstorm or other casualty and/or costs of repair or other work necessitated by the exercise of the right of eminent domain;

(xxii) any earthquake insurance deductibles in excess of an amount (the “Annual Limit”) equal to One Dollar and Fifty Cents ($1.50) per RSF of the Building (provided, however, that, notwithstanding anything else herein to the contrary, if, for any in any one year, Landlord’s earthquake insurance deductibles exceed the Annual Limit, then, after such deductibles is/are included (up to the Annual Limit) in Operating Expenses for the applicable year, such excess may be included (up to the Annual Limit) in Operating Expenses for the immediately succeeding year, and any portion of such excess that is not so included in Operating Expenses for such immediately succeeding year may be included (up to the Annual Limit) in Operating Expenses for the next succeeding year, and so on with respect to each subsequent expense year;

(xxiii) interest or penalties due to the late payment of taxes, utility bills or other costs;

(xxiv) any cost for overtime or other expenses to Landlord in curing its defaults where the work in question would not otherwise be performed on an overtime or after-hours basis;

(xxv) any amount paid to an owners’ association of which the Property is a part or paid in connection with any covenants, conditions, and restrictions or other title matters affecting the Property if such costs would be excluded from Operating Expenses pursuant to other provisions of this Article 6;

(xxvi) costs of services provided exclusively to retail spaces.

Without limiting the foregoing, Landlord will not collect or be entitled to collect more than one hundred percent (100%) of the Operating Expenses actually paid by Landlord in connection with the operation of the Property in any year.

(c) “Taxes” shall mean all taxes and assessments of every kind and nature which Landlord shall become obligated to pay with respect to any calendar year of the Term or portion thereof because of or in any way connected with the ownership, leasing, and/or operation of the Building and/or Property, inclusive of any gross receipts tax (including without limitation the San Francisco Gross Receipts Tax and Business Registration Fees Ordinance (2012 Proposition E)), as well as any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Taxes shall also include any governmental or private assessments or the Property’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies. Notwithstanding anything to the contrary contained herein, (i) Landlord shall include in Taxes each year hereunder (including, without limitation, the Tax Base Year) the amounts levied, assessed, accrued or imposed for such year, regardless of whether paid or payable in another year (except that, with respect to personal property taxes, Landlord shall include in Taxes the amounts paid during each such year), and Landlord shall each year make any other reasonable appropriate changes to reflect adjustments to Taxes for prior years (including, without limitation, the Tax Base Year and prior to the Tax Base Year) due to error by the taxing authority, supplemental assessment or other reason, regardless of whether Landlord uses an accrual system of accounting for other purposes (the amount of any tax refunds received by Landlord during the Term of this Lease shall be deducted from Taxes for the calendar year to which such refunds are attributable); (ii) the amount of special taxes and special assessments to be included shall be limited to the amount of the scheduled installments (plus any interest, other than penalty interest, payable thereon), without prepayment of future installments, of such special tax or special assessment payable for the calendar year in respect of which Taxes are being determined; (iii) the amount of any tax or excise levied by the State or the City where the Building is located, or any political subdivision of either, or any other taxing body, on rents or other income from the Building and/or Property (or the value of the leases thereon) to be included in Taxes shall not be greater than the amount which would have been payable on account of such tax or excise by Landlord during the calendar year in respect of which Taxes are being determined had the income received by Landlord from the Building and/or Property (excluding amounts payable under this subparagraph (iii)) been the sole taxable income of Landlord for such calendar year; (iv) if any portion of the Taxes in the Tax Base Year includes an assessment which is no longer payable in a subsequent calendar year, Taxes for the

Tax Base Year shall be adjusted to eliminate the amount of the annual assessment originally included therein; and (v) Taxes shall also include Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) in contesting or attempting to reduce any Taxes. Taxes will not include income taxes (except those which may be included pursuant to clause (iii) above), excess profits taxes, franchise, capital stock, documentary transfer taxes (inclusive of city/county transfer taxes) and inheritance or estate taxes. Without limiting the generality of this Section 6(c), if at any time prior to or during the Term any sale or change in ownership of the Building is consummated, and if Landlord reasonably anticipates that the Building will be reassessed for purposes of Taxes as a result thereof, but that such reassessment may not be completed during the calendar year in which such event is consummated, then for all purposes under this Lease, Landlord shall have the right to calculate Taxes applicable to such calendar year and thereafter based upon Landlord’s reasonable good faith estimate of the Taxes which will result from such reassessment. Upon the finalization of any such reassessment and Landlord’s determination of actual Taxes applicable to the Tax Base Year and all calendar years subsequent thereto, as applicable, Landlord shall adjust the applicable Taxes therefor and, upon such adjustment, Landlord or Tenant, as appropriate, shall promptly make such reconciliation payment (which, in the case of Landlord, may be made in the form of a credit against the installment(s) of Tenant’s Share of excess Taxes next coming due) as may be necessary in order that Tenant pays Tenant’s Share of actual Taxes for each such calendar year.

Notwithstanding anything to the contrary contained in this Section 6(c), there shall be excluded from Taxes (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income or (ii) any items included as Operating Expenses.

(d) Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses among different portions or occupants of the Building (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may, for example, include, but shall not be limited to, the office space tenants of the Building and the retail space tenants of the Building. The Operating Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner.

(e) Procedure. As soon as reasonably possible after the commencement of each calendar year following the Base Year (and, initially, following the expiration of the twelfth (12th) full calendar month of the Term), Landlord will provide Tenant with a statement of the estimated monthly installments of Tenant’s Share of excess Operating Expenses and excess Taxes which will be due for the remainder of the calendar year in which the Commencement Date occurs or for the next ensuing calendar year, as the case may be. Landlord shall deliver to Tenant within one hundred twenty (120) days after the close of each calendar year (including the calendar year in which this Lease terminates), or as soon thereafter as reasonably practical, a statement (“Landlord’s Statement”) setting forth: (1) the actual amount of any increases in the Operating Expenses for such calendar year in excess of the Operating Expenses for the Operating Expense Base Year and (2) the actual amount of any increases in the Taxes for such calendar year in excess of the Taxes for the Tax Base Year.

(i) From and after the expiration of the twelfth (12th) full calendar month of the Term, for each year following the Base Year, Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Article 5 above, as additional Rent hereunder, the estimated monthly installments of Tenant’s Share of the excess Operating Expenses and excess Taxes for the calendar year in question. At the end of any calendar year, and upon Landlord’s completion of Landlord’s Statement for such year, if Tenant has paid to Landlord an amount in excess of Tenant’s Share of excess Operating Expenses and excess Taxes for such calendar year, Landlord shall reimburse to Tenant any such excess amount (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of additional Rent due hereunder, at the option of Landlord); if Tenant has paid to Landlord less than Tenant’s Share of excess Operating Expenses and excess Taxes for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after the date of delivery of the applicable Landlord’s Statement.

(ii) For the calendar year in which this Lease terminates and is not extended or renewed, the provisions of this Article 7 shall apply, but Tenant’s Share of excess Operating Expenses and excess Taxes for such calendar year shall be subject to a pro rata adjustment based upon the number of days in such calendar year prior to the expiration of the Term of this Lease. Tenant’s obligation to pay Tenant’s Share of excess Operating Expenses and excess Taxes (or any other amounts) accruing during, or relating to, the period prior to expiration or earlier termination of this Lease shall survive such expiration or termination. Landlord may reasonably estimate all or any of such obligations within a reasonable time before, or any time after, such expiration or termination. Tenant shall pay the full amount of such estimate, and any additional amount due after the actual amounts are determined, in each case within thirty (30) days after Landlord sends a statement therefor. If the actual amount is less than the amount Tenant has paid as an estimate, Landlord shall refund the difference within thirty (30) days after such determination is made. Notwithstanding the following provisions of this Article 3, Tenant will not be responsible for any Operating Expense attributable to any year which is first billed to Tenant more than two (2) calendar years after the date of expiration of the expiration of the calendar year to which such Operating Expense applies, provided that Tenant shall nonetheless be responsible for any such sums for any year if the same are first levied by any governmental authority or by any public utility companies following the date that is two (2) calendar years following the expiration of such year.

(iii) If the Building is less than one hundred percent (100%) occupied throughout any calendar year of the Term, inclusive of the Base Year, then those Operating Expenses for the calendar year in question which vary with occupancy levels in the Building (including for example, but not limited to, utilities, janitorial costs and management fees) shall be increased by Landlord, for the purpose of determining Tenant’s Share of excess Operating Expenses, to be the amount of Operating Expenses which Landlord reasonably determines would have been incurred during that calendar year if the Building had been 100% occupied throughout such calendar year by tenants paying full rent. Furthermore, if in the Base Year Landlord does not carry earthquake insurance coverage, and if in any subsequent calendar year Landlord elects to purchase earthquake insurance, then Operating Expenses for the Base Year shall be grossed up to reflect the insurance premiums that Landlord would have paid in the Base Year had Landlord carried such earthquake insurance during the entire Base Year.

(f) Other Taxes Payable by Tenant. In addition to payment of Tenant’s Share of excess Taxes, Tenant shall pay before delinquency any and all taxes levied or assessed and which become payable by Tenant (or directly or indirectly by Landlord) during the Term (excluding, however, state and federal personal or corporate income taxes measured by the net income of Landlord from all sources, capital stock taxes, and estate and inheritance taxes), whether or not now customary or within the contemplation of the parties hereto, which are based upon, measured by or otherwise calculated with respect to: (i) the gross or net rental income of Landlord under this Lease, including, without limitation, any gross receipts tax levied by any taxing authority, or any other gross income tax or excise tax levied by any taxing authority with respect to the receipt of the rental payable hereunder, except to the extent Landlord elects to include any of the foregoing in Taxes, and except for the San Francisco Gross Receipts Tax and Business Registration Fees Ordinance (2012 Proposition E), which is included in Taxes; (ii) the value of Tenant’s equipment, furniture, fixtures or other personal property located in the Premises; (iii) the possession, lease, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; (iv) the value of any leasehold improvements, alterations or additions made in or to the Premises, regardless of whether title to such improvements, alterations or additions shall be in Tenant or Landlord; or (v) any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

(g) Tenant’s Audit Right. Tenant shall have the right to conduct an audit of Landlord’s books and records relating to Operating Expenses in accordance with the following terms and provisions, provided that Tenant delivers written notice of its intent to audit within one hundred twenty (120) days after receipt by Tenant of Landlord’s Statement and completes such audit within sixty (60) days after the date Landlord makes Landlord’s books and records available to Tenant:

(i) No Monetary Default (defined in Article 29 below) then exists.

(ii) Tenant shall have the right to have a Qualified Auditor (as defined below) inspect Landlord’s accounting records at Landlord’s office.

(iii) The Qualified Auditor shall not be employed or engaged on a contingency basis, in whole or in part.

(iv) Prior to commencing the audit, Tenant and the auditor shall: (A) provide Landlord with evidence that the auditor is from a nationally recognized accounting firm and that the individual performing the audit is a certified public accountant (a “Qualified Auditor”); (B) each sign a commercially reasonable confidentiality letter to be provided by Landlord; and (C) provide Landlord with evidence of the fee arrangement between the auditor and Tenant.

(v) The audit shall be limited solely to confirming that the Operating Expenses reported in the Landlord’s Statement are consistent with the terms of this Lease.

(vi) If Tenant’s auditor finds errors or overcharges in Landlord’s Statement that Tenant wishes to pursue, then within the time period set forth above Tenant shall advise Landlord thereof in writing with specific reference to claimed errors and overcharges and the relevant Lease provisions disqualifying (in whole or in part) such expenses. Landlord shall have a reasonable opportunity to meet with Tenant’s auditor (and any third auditor selected hereinbelow, if applicable) to explain its calculation of Operating Expenses, it being the understanding of Landlord and Tenant that Landlord intends to operate the Building as a first-class office building with services at or near the top of the market. If Landlord agrees with said findings, appropriate rebates or charges shall be made to Tenant. If Landlord does not agree, Landlord shall engage its own auditor to review the findings of Tenant’s auditor and Landlord’s books and records. The two (2) auditors and the parties shall then meet to resolve any difference between the audits.

(vii) If agreement cannot be reached within two (2) weeks thereafter, then the auditors shall together select a third auditor (who shall be a Qualified Auditor not affiliated with and who does not perform services for either party or their affiliates) to which they shall each promptly submit their findings in a final report, with copies submitted simultaneously to the first two (2) auditors, Tenant and Landlord. Within two (2) weeks after receipt of such findings, the third auditor shall determine which of the two reports best meets the terms of this Lease, which report shall become the “Final Finding”. The third auditor shall not have the option of selecting a compromise between the first two auditors’ findings, nor to make any other finding.

(viii) If the Final Finding determines that Landlord has overcharged Tenant, Landlord shall credit Tenant toward the payment of additional Rent next due and payable under this Lease the amount of such overcharge. If the Final Finding determines that Tenant was undercharged, then within twenty (20) days after the Final Finding, Tenant shall reimburse Landlord the amount of such undercharge.

(ix) If the Final Finding results in a determination that Landlord overstated Operating Expenses by more than five percent (5%) of Tenant’s Share of the Operating Expenses for the calendar year subject to the audit, Landlord shall pay its own audit costs and reimburse Tenant for its costs associated with said audits. If the Final Finding results in a credit to Tenant of less than one percent (1%) of Tenant’s Share of the Operating Expenses for the calendar year subject to the audit (or in a determination that Tenant underpaid Operating Expense for such year), Tenant shall pay its own costs and shall reimburse Landlord for Landlord’s costs associated with said audits. In all other events, each party shall pay its own audit costs, including one-half (1/2) of the cost of the third auditor.

(x) The results of any audit of Operating Expenses hereunder shall be treated by Tenant, all auditors, and their respective employees and agents as confidential, and shall not be discussed with nor disclosed to any third party, except for disclosures to Tenant’s attorneys, accountants, and other professionals (provided such parties are directed to keep such information confidential) and/or as required by applicable law, court rule or order or in connection with any litigation or arbitration involving Landlord or Tenant.

7. Late Charge. Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Base Rent or additional Rent is not received by Landlord on or before the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the thirtieth (30th) day following the date Tenant was invoiced for such charge, a late charge of five percent (5%) of such past due amount shall be immediately due and payable as additional Rent; additionally, interest shall accrue on all delinquent amounts from the date past due until paid at the lower of (a) the prime rate published or announced by the Wall Street Journal plus three percent (3%), or (b) the highest rate permitted by applicable law (the “Interest Rate”). Notwithstanding the foregoing, Tenant shall be entitled to notice of nonpayment and a five (5) Business Day cure period prior to the imposition of such late charge or interest charge on the first occasion in any calendar year in which any installment of Rent is not timely paid.

8. Partial Payment. No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge or interest assessed against Tenant hereunder.

9. Letter of Credit.

(a) Generally. Within ten (10) Business Days after Tenant’s execution and delivery of this Lease to Landlord, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates it may suffer) as a result of Tenant’s failure to comply with one or more provisions of this Lease, including, but not limited to, any post lease termination damages under Section 1951.2 of the California Civil Code, a standby, unconditional, irrevocable, transferable (with Tenant responsible for the payment of any transfer fee or charge imposed by the Issuing Bank, as defined below) letter of credit (the “Letter of Credit”) in the form of Exhibit F-1 attached hereto or such other form approved in writing in advance by Landlord and containing the terms required herein, in the face amount of $2,027,145.02 (the “Letter of Credit Amount”), naming Landlord as beneficiary, issued (or confirmed) by a financial institution acceptable to Landlord (the “Issuing Bank”), permitting multiple and partial draws thereon from a location in San Francisco, San Jose, or Los Angeles, California or Manhattan, New York (or, alternatively, permitting draws via overnight courier or facsimile in a manner reasonably acceptable to Landlord), and otherwise in form acceptable to Landlord in its reasonable discretion. Notwithstanding the foregoing to the contrary, (i) Landlord hereby agrees that Comerica Bank (“Comerica”) is an acceptable initial Issuing Bank as of the Effective Date and (ii) Landlord will initially accept from Comerica a Letter of Credit in the form attached hereto as Exhibit F-2; provided, however, that any replacement of such initial Letter of Credit must be in the form attached hereto as Exhibit F-1 unless otherwise approved in writing by Landlord. The Letter of Credit shall be “callable” at sight, permit partial draws and multiple presentations and drawings, and be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. In the event of an assignment by Tenant of its interest in this Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the commercially reasonable attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within ten (10) Business Days of billing. Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, amendment, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is the later to occur of (x) the date that is forty five (45) days after the scheduled expiration of the Term and (y) the date that is forty five (45) days after Tenant vacates the Premises and completes any restoration or repair obligations. In furtherance of the foregoing, Landlord and Tenant agree that the Letter of Credit shall contain a so-called “evergreen provision,” whereby the Letter of Credit will automatically be renewed unless at least sixty (60) days’ prior written notice of non-renewal is provided by the Issuing Bank to Landlord; provided, however, that the final expiration date identified in the Letter of Credit, beyond which the Letter of Credit shall not automatically renew, shall not be earlier than the Final LC Expiration Date. Tenant shall neither assign nor encumber the Letter of Credit or any part thereof. Neither Landlord nor its successors or assigns will be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance of the Letter of Credit by Tenant in violation of this Article. If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the Issuing Bank), Tenant shall deliver a new or amended Letter of Credit or certificate of renewal or extension to Landlord not later than thirty (30) days prior to the expiration or termination of the Letter of Credit then held by Landlord. Any renewal, amended or replacement Letter of Credit shall comply with all of the provisions of this Article 9.

(b) Drawing under Letter of Credit. Landlord, or its then managing agent, without prejudice to any other remedy provided in this Lease or by law, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable (each, a “Draw Event”): (i) such amount is for Rent due to Landlord under the terms and conditions of this Lease that has not been paid within five (5) Business Days after becoming due; or (ii) Tenant is in Default, or (iii) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any State bankruptcy code (collectively, “Bankruptcy Code”), or (iv) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (v) Tenant executes an assignment for the benefit of creditors, or (vi) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (vii) the Issuing Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the Final LC Expiration Date and Tenant fails to timely provide a replacement Letter of Credit or (viii) Tenant fails to timely provide a replacement Letter of Credit pursuant to the penultimate sentence of Section 9(a) above (the events described in clauses (iii), (iv), (v) and (vi) above, collectively, being referred to herein as an “Insolvency Event”). Upon any such draw, Landlord may use all or any part of the proceeds as set forth in this Article 9.

(c) Use of Proceeds by Landlord. The proceeds of any draw upon the Letter of Credit which are not used to pay for damages suffered by Landlord (or which Landlord reasonably estimates it will suffer) (the “Unused Proceeds”) as described above may be held by Landlord and applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered, including, without limitation, damages provided to Landlord pursuant to Section 1951.2 of the California Civil Code, as a result of any Default by Tenant under this Lease. Tenant (i) agrees that such proceeds shall not be deemed to be or treated as a “security deposit” under the Security Deposit

Laws (defined below), and (ii) waives all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Any Unused Proceeds shall be paid by Landlord to Tenant (x) upon receipt by Landlord of a replacement Letter of Credit in the full Letter of Credit Amount, which replacement Letter of Credit shall comply in all respects with the requirements of this Article 9, or (y) within thirty (30) days after the Final LC Expiration Date; provided, however, that if prior to the Final LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the Unused Proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in any case pursuant to a final court order not subject to appeal or any stay pending appeal.

(d) Additional Covenants of Tenant.

(i) Replacement of Letter of Credit if Issuing Bank No Longer Satisfactory to Landlord. If, at any time during the Term, Landlord determines that (A) the Issuing Bank is closed for any reason, whether by the Federal Deposit Insurance Corporation (“FDIC”), by any other governmental authority, or otherwise, or (B) the Issuing Bank fails to meet any of the following three ratings standards as to its unsecured and senior, long-term debt obligations (not supported by third party credit enhancement) (the “Credit Rating Threshold”): (x) “A2” or better by Moody’s Investors Service, or its successor, (y) “A” or better by Standard & Poor’s Rating Service, or its successor; or (z) “A” or better by Fitch Ratings, or its successor, or (C) the Issuing Bank is no longer considered to be well capitalized under the “Prompt Corrective Action” rules of the FDIC (as disclosed by the Issuing Bank’s Report of Condition and Income (commonly known as the “Call Report”) or otherwise), or (D) the Issuing Bank has been placed into receivership by the FDIC, or has entered into any other form of regulatory or governmental receivership, conservatorship or other similar regulatory or governmental proceeding, or is otherwise declared insolvent or downgraded by the FDIC or other governmental authority (any of the foregoing, an “Issuing Bank Credit Event”), then, within ten (10) Business Days following Landlord’s notice to Tenant stating that an Issuing Bank Credit Event has occurred, Tenant shall deliver to Landlord a new Letter of Credit meeting the terms of this Article 9 issued by an Issuing Bank meeting the Credit Rate Threshold and otherwise reasonably acceptable to Landlord, in which event, Landlord shall return to Tenant the previously held Letter of Credit. If Tenant fails to timely deliver such replacement Letter of Credit to Landlord, such failure shall be deemed a Default by Tenant under this Lease, without the necessity of additional notice or the passage of additional grace periods, entitling Landlord to draw upon the Letter of Credit.

(ii) Replacement of Letter of Credit Upon Draw. If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the remaining amount available for draw under the Letter of Credit plus any cash proceeds previously drawn by Landlord and not applied pursuant to Section 9(c) above shall be less than the Letter of Credit Amount, Tenant shall, within ten (10) Business Days thereafter, provide Landlord with additional Letter(s) of Credit in an amount equal to the deficiency (or a replacement or amended Letter of Credit in the total Letter of Credit Amount), and any such additional (or replacement or amended) Letter of Credit shall comply with all of the provisions of this Article 9; notwithstanding anything to the contrary contained in this Lease, if Tenant fails to timely comply with the foregoing, the same shall constitute a Default by Tenant under this Lease, without the necessity of additional notice or the passage of additional grace periods.

(e) Reduction Letter of Credit Amount. Notwithstanding the foregoing provisions of this Article 9:

(i) Triggered Reduction. If the Reduction Conditions (defined below) apply then, upon written notice from Tenant to Landlord, the Letter of Credit Amount may be reduced to $1,237,891.98 upon the occurrence of either of the following events:

(A) Tenant completes an initial public offering of its shares on a nationally recognized securities exchange (e.g., NYSE or NASDAQ) in a transaction raising at least $150,000,000.00 of capital; or

(B) Tenant demonstrates to Landlord’s reasonable satisfaction that Tenant has been cash flow positive for twelve (12) consecutive calendar months, as shown by Tenant’s audited financial statements.

(ii) Periodic Reduction. If the Letter of Credit Amount has not been reduced pursuant to Section 9(e)(i) above as of the expiration of the fortieth (40th) full calendar month of the Term, then as of such date, provided that the Reduction Conditions apply, upon Tenant’s written request, the Letter of Credit Amount will be reduced by $206,315.32; thereafter, on the next three (3) subsequent anniversaries of the expiration of the fortieth (40th) full calendar month of the Term, provided that the Reduction Conditions continue to apply, upon Tenant’s written request, the Letter of Credit Amount will be further reduced by $206,315.32, subject to the limitation set forth in Section 9(e)(iii) below.

(iii) Notwithstanding the foregoing provisions of Sections 9(e)(i) and 9(e)(ii), in no event will the Letter of Credit Amount be reduced below $1,237,891.98 at any time during the Term.

(iv) As used herein, the “Reduction Conditions” shall mean that (A) Tenant is not in Default, (B) Tenant has not been in Monetary Default during the immediately preceding two (2) year period, and (C) no notice of Default on the part of Tenant has been issued by Landlord and is then outstanding.

(f) Nature of Letter of Credit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Without limiting the generality of the foregoing, Tenant hereby agrees that

Landlord may claim those sums specified in Section 9(c) above and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by the acts or omissions of Tenant or Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

(g) Return of Unused Proceeds and Letter of Credit. Notwithstanding the foregoing provisions of this Article 10, upon the Final LC Expiration Date, and so long as there then exist no Draw Events or Default by Tenant under this Lease, Landlord agrees to return any remaining unapplied balance of the Unused Proceeds then held by Landlord to Tenant, and the Letter of Credit itself (if and to the extent not previously drawn in full) to the Issuing Bank.

10. Use of Premises.

(a) Generally. Tenant shall have the right to use and occupy the Premises for general office purposes of a type customary for first-class office buildings and for no other purpose. The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner which will void the insurance or increase the rate of insurance on the Premises or the Building, nor in any manner inconsistent with the first-class nature of the Building, Tenant acknowledges that the Building’s HVAC system is engineered to provide service to space occupied for office purposes (as opposed to high-density areas such as assembly rooms and server rooms) at a density no greater than one occupant per 160 RSF (the “Standard Density”); Tenant may occupy the Premises at a density greater than the Standard Density, provided that such occupancy density is in compliance with applicable Law. Tenant acknowledges that the Building’s HVAC system and the Base Building are not designed to service or accommodate space occupied at a density greater than the Standard Density, and, as a consequence, if and to the extent that Tenant desires additional HVAC service to service any portion of the Premises as a result of Tenant’s occupancy of any portion of the Premises at a density greater than the Standard Density, Tenant will bear the reasonable cost of providing such additional HVAC service. Further, if and to the extent that, pursuant to applicable Law, any changes to the Base Building or Premises are necessitated as a consequence of such increased occupancy density, Tenant shall be solely responsible for the cost of such changes (which may be carried out by Landlord for the account of Tenant) (collectively, “Overburdening Use”); notwithstanding the foregoing, Landlord has not been notified of any changes to the Base Building which may be required as a consequence of Tenant’s occupancy of the Premises at a density which exceeds the Standard Density but does not exceed a reasonable density for occupancy of similar space in similar buildings in the vicinity of the Building. If Landlord believes that an Overburdening Use exists, Landlord shall notify Tenant in writing of the relevant circumstances constituting an Overburdening Use and Landlord will use reasonable efforts to provide Tenant a reasonable period of time to modify its use before Landlord takes any of the foregoing actions, unless immediate action is required pursuant to applicable Law or governmental authority. Additionally, if Tenant’s occupancy of portions of the Premises for office purposes exceeds the Standard Density but does not constitute an Overburdening Use, if requested by Tenant, Landlord will make Landlord’s Building engineer available for consultation with Tenant, and will use diligent, good faith efforts to cooperate with Tenant in evaluating and designing the most cost-efficient and space-efficient method of achieving Tenant’s proposed occupancy density in a manner which allows the Building’s HVAC system to comfortably serve Tenant’s office occupants, as may be reasonably feasible.

(b) Hazardous Materials.

(i) Except for Permitted Hazardous Materials (defined below), Tenant shall not cause or permit the receipt, storage, use, location or handling on the Property (including the Building and Premises) of any product, material or merchandise which is explosive, highly inflammable, or a “Hazardous Material,” as that term is hereafter defined. “Hazardous Material” shall include all materials or substances which are listed in, regulated by or subject to any applicable federal, state or local laws, rules or regulations from time to time in effect, including, without limitation, hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by-product or other hydrocarbon derivative; toxic substances (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticides (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); and asbestos, radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of minor amounts of Hazardous Materials which are in compliance with all applicable laws, ordinances and regulations and are customarily present in a general office use (e.g., copying machine chemicals, kitchen cleansers, small batteries, and parts and components used in personal computers, servers, photocopiers, and other customary business machines (collectively, “Permitted Hazardous Materials”).

(ii) Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant and its successors and assigns shall indemnify, protect, defend (with counsel approved by Landlord) and hold Landlord, its partners, officers, directors, shareholders, employees, agents, lenders, contractors and each of their respective successors and assigns (the “Indemnified Parties”) harmless from any and all claims, damages, liabilities, losses, costs and expenses of any nature whatsoever, known or unknown, contingent or otherwise (including, without limitation, attorneys’ fees, litigation, arbitration and administrative proceedings costs, expert and consultant fees and laboratory costs, as well as damages arising out of the diminution in the value of the Premises, the Property or any portion thereof, damages for the loss of the Premises or the Property or any portion thereof, damages arising from any adverse impact on the marketing of space in the Premises, and sums paid in settlement of claims), which arise during or after the Term in whole or in part as a result of the presence of any Hazardous Materials, in, on, under, from or about the Premises due to Tenant’s acts or negligent omissions, except to the extent such claims, damages, liabilities, losses, costs and expenses arise out of or are caused by the negligence or willful misconduct or other acts of any of the Indemnified Parties. Landlord and its successors and assigns shall indemnify and hold Tenant and its successors and assigns harmless against all such claims or damages to the extent arising out of or caused by the acts, negligence or willful misconduct of Landlord and its employees, contracts, agents and/or employees (each, a “Landlord Party” and collectively the “Landlord Parties”). The indemnities contained herein shall survive the expiration or earlier termination of this Lease.

(iii) Landlord shall be responsible, at its sole cost and not as an Operating Expense, for the removal, clean-up or other remediation or abatement of any Hazardous Materials, including ACM or mold, existing in the Premises as of the Delivery Date and which are classified as Hazardous Materials as of the Delivery Date except to the extent such Hazardous Materials are brought to the Premises by Tenant or any employee, agent or contractor of Tenant.

(iv) Landlord represents to Tenant that, to Landlord’s knowledge, (a) other than ACM and PACM in the Building as generally disclosed in Exhibit E to this Lease, the Premises are free of other Hazardous Materials of a type or in a concentration which will require removal, remediation, encapsulation or other mitigation under applicable Law in effect as of the Effective Date, and (b) it has made available to Tenant complete copies of any operations and maintenance plans relating to such Hazardous Materials.

(c) Rooftop Installation Area.

(i) Tenant may use those portions of the Building identified as a “Rooftop Installation Area” on Exhibit A-1 attached hereto (the “Rooftop Installation Area”) solely to operate, maintain, repair and replace up to two (2) rooftop communications antennae (not to exceed twenty four inches (24”) in diameter and related communication equipment installed by Tenant in the Rooftop Installation Area in accordance with this
Section 10(c) (“Tenant’s Rooftop Communications Equipment”). ” Tenant will pay as rent for Tenant’s use of the Rooftop Installation Area (“Rooftop Rent”) the sum of $1,500.00 per month (prorated on a per diem basis for partial months) as additional Rent hereunder as and when Base Rent is payable; for avoidance of doubt, Tenant will only be required to pay Rooftop Rent during the period (if any) when Tenant is using the Rooftop Installation Area for the installation, operation, use or decommissioning of Tenant’s Rooftop Communications Equipment. Tenant will also have the right to run necessary cables and conduit from Tenant’s Rooftop Communications Equipment to the Premises pursuant to pathways designated by Landlord. Tenant’s Rooftop Communications Equipment shall be only for Tenant’s use of the Premises for the Permitted Use. Tenant’s Rooftop Communications Equipment and all associated cables and conduits will be Specialty Alterations which Tenant will be required to remove.

(ii) Tenant shall install Tenant’s Rooftop Communications Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of this Lease regarding Alterations. Tenant’s Rooftop Communications Equipment and the installation thereof shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Among other reasons, Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Communications Equipment could reasonably be expected to damage the structural integrity of the Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class laboratory Buildings, unless Tenant implements measures that are acceptable to Landlord in its reasonable discretion to avoid any such damage or transmission.

(iii) Tenant shall comply with any roof or roof-related warranties. Tenant shall obtain a letter from Landlord’s roofing contractor within thirty (30) days after completion of any Tenant work on the rooftop stating that such work did not affect any such warranties. Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof caused by the installation or operation of Tenant’s Rooftop Communications Equipment. Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Communications Equipment to violate any applicable Laws or constitute a nuisance. Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by Governmental authorities as the result of Tenant’s use of the Rooftop Installation Areas in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Communications Equipment and (b) any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Communications Equipment. Additionally, Tenant will pay for any utilities consumed by Tenant’s Rooftop Communications Equipment as well as the cost of any meters necessary to monitor such consumption. Upon Tenant’s written request to Landlord, Landlord shall use commercially reasonable efforts to cause other tenants to remedy any interference in the operation of Tenant’s Rooftop Communications Equipment caused by any such tenants’ equipment installed after the applicable piece of Tenant’s Rooftop Communications Equipment; provided, however, that Landlord shall not be required to request that such tenants waive their rights under their respective leases.

(iv) If Tenant’s Equipment (a) causes physical damage to the structural integrity of the Building, (b) interferes with any telecommunications, mechanical or other systems located at or near or servicing the Building or the Project that were installed prior to the installation of Tenant’s Rooftop Communications Equipment, (c) interferes with any other service provided to other tenants in the Building or the Project by rooftop or penthouse installations that were installed prior to the installation of Tenant’s Rooftop Communications Equipment or (d) interferes with any other tenants’ business, in each case in excess of that permissible under Federal Communications Commission regulations, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of notice of such damage or interference (which notice may be oral; provided that Landlord also delivers to Tenant written notice of such damage or interference within twenty-four (24) hours after providing oral notice).

(v) Landlord reserves the right to cause Tenant to relocate Tenant’s Rooftop Communications Equipment to comparably functional space on the roof by giving Tenant prior written notice thereof. Landlord agrees to pay the reasonable costs thereof. Tenant shall arrange for the relocation of Tenant’s Rooftop Communications Equipment within sixty (60) days after receipt of Landlord’s notification of such relocation. In the event Tenant fails to arrange for relocation within such sixty (60)-day period, Landlord shall have the right to arrange for the relocation of Tenant’s Rooftop Communications Equipment in a manner that does not unnecessarily interrupt or interfere with Tenant’s use of the Premises for the Permitted Use.

11. Compliance with Laws.

(a) By Tenant. Tenant, at its sole cost and expense, shall promptly comply with all laws, statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity which are now in force or which may hereafter be enacted or promulgated, including, without limitation, the Americans with Disabilities Act of 1990, as amended (collectively, “Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant, at its sole cost and expense, shall promptly comply with any Laws that relate to the Base Building (defined below) and/or any areas of the Building or the Property outside the Premises, but only to the extent such obligations are triggered by Tenant’s particular use of the Premises (as opposed to office use in general), Alterations or improvements in the Premises performed by or on behalf of Tenant or Tenant’s occupancy of the Premises in excess of the Standard Density. Notwithstanding the foregoing or any other provision of this Lease to the contrary, Tenant shall not be responsible for paying for (as Operating Expenses or otherwise) or correcting any non-compliance with applicable Law of the Base Building, or the Common Areas existing as of the Commencement Date, whether or not compliance is triggered by or otherwise required by the Tenant Improvements. “Base Building” shall mean the structural portions of the Building, the public restrooms and the Building Systems located in the internal core of the Building. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law.

(b) By Landlord. Landlord shall be responsible at its sole cost and expense (and not as Operating Expenses) for any work necessary to bring the Common Areas into compliance with the ADA and all other applicable Laws in effect as of the date that the Tenant Improvements are completed. Landlord shall comply with all Laws relating to the Base Building, the Common Areas, and the Property, provided that such compliance with Laws is not the responsibility of Tenant under this Lease (or of other tenants under their respective Leases), and provided further that Landlord’s failure to comply therewith would delay or prohibit Tenant from obtaining or maintaining a temporary or final certificate of occupancy or its equivalent for the Premises, or would whereby affect the safety of Tenant’s employees or invitees or create a significant health hazard for Tenant’s employees, or would otherwise have a material adverse effect on Tenant’s use and enjoyment of the Premises. Notwithstanding the foregoing, Landlord shall have the right to contest in good faith any alleged violation of Law, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Section 11(b) to the extent consistent with the terms of Section 6(b) above and the other applicable provisions of this Lease. In the event that Tenant is prevented from using (and actually does not use) the Premises or any material portion thereof solely as a result of Landlord’s failure to comply with Laws as required by this Lease if such circumstances continue for five (5) consecutive Business Days following notice from Landlord to Tenant of such impairment, then the Rent payable hereunder shall be abated or reduced, as the case may be, after expiration of such five (5) Business Day period for such time that Tenant continues to be so prevented from using (and actually does not use) the Premises, or any material portion thereof, in the proportion that the RSF of the portion of the Premises that Tenant is prevented from using, and does not use bears to the total RSF of the Premises.

12. Waste Disposal. All normal trash and waste (i.e., waste that does not require special handling pursuant to the provisions of this Article 12 set forth below), including without limitation, recycling, trash and composted materials, shall be placed in appropriate receptacles in the Premises in conformance with the guidelines of the local waste disposal plan then in effect and the rules and regulations issued by Landlord and shall be disposed of through the Building’s janitorial service. Tenant shall be responsible for the removal and disposal of any waste deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling or waste that cannot be deposited in a compactor according to City or local regulations, such removal and disposal to be in accordance with any and all applicable Laws. Tenant agrees to separate and mark appropriately all waste to be removed and disposed of through the Building’s janitorial service and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to the immediately preceding sentence. Tenant covenants and agrees, at its sole cost and expense, to comply with Landlord’s recycling and composting program. Tenant shall dispose of in an environmentally sustainable manner any equipment, furnishings or materials no longer needed by Tenant and shall recycle or re-use such materials in accordance with reasonable standards adopted for the Building from time to time.

13. Rules and Regulations. The current rules and regulations of the Building, a copy of which is attached hereto as Exhibit D, and all reasonable non-discriminatory modifications thereto which Landlord may hereafter from time to time adopt and promulgate after reasonable prior written notice thereof to Tenant and the other tenants of the Building (collectively, the “Rules and Regulations”) are hereby made a part of this Lease and shall be observed and performed by Tenant, its agents, employees and invitees. In the event of any conflict between the Rules and Regulations and the terms of this Lease, the terms of this Lease shall control.

14. Services.

(a) Generally. The normal business hours of the Building (“Building Service Hours”) shall be from 6:00 A.M. to 6:00 P.M. on Monday through Friday, exclusive of Building holidays as designated by Landlord in Landlord’s sole discretion (“Building Holidays”). Initially and until further reasonable prior written notice by Landlord to Tenant, the Building Holidays shall be: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. “Business Days” are defined as Monday through Friday, exclusive of Building Holidays, Saturdays, and Sundays. Landlord shall furnish the following services during the Building Service Hours except as noted:

(i) Passenger elevator service at all times and freight elevators during Business Service Hours on a “first-come, first-served” basis (subject to Landlord’s non-discriminatory guidelines regarding freight elevator usage);

(ii) Heating, ventilation and air conditioning (“HVAC”) reasonably adequate to allow for the comfortable occupancy of the Premises and reasonably commensurate with the levels provided in Comparable Buildings, assuming an occupancy density no greater than the Standard Density, subject to governmental regulations and provided that the occupancy level of the Premises and the heat generated by electrical lighting and fixtures do not exceed the following thresholds:

(A) Occupant Load: The Standard Density; and

(B) Equipment & Lighting Load: 4.0 watts per usable square foot.

(iii) Water at all times for all restrooms and lavatories;

(iv) Janitorial service Monday through Friday (exclusive of Building Holidays);

(v) Window washing and pest control services reasonably consistent with the frequency and quality provided by owners of Comparable Buildings;

(vi) Security services reasonably commensurate with the levels and types of services from time to time being offered by owners of Comparable Buildings (as of the Effective Date, such services include security in the lobby on the ground floor of the Building on a 24/7/365 basis and roving security within the Building and in the Common Areas after normal Business Hours and on Building Holidays). In connection therewith, Tenant expressly acknowledges that Landlord is not providing any security services for the Premises and does not warrant the effectiveness of any security measures engaged in by Landlord. Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any bodily injury, loss by theft or any other damage suffered or incurred by Tenant or Tenant’s employees, agents, representatives or invitees in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises or the Building.

(vii) A connection point on each floor of the Premises for Tenant’s lighting fixtures, office equipment, and incidental use equipment, provided that (A) the demand electrical load of the incidental use equipment (i.e., exclusive of base Building HVAC and domestic hot water heaters) does not exceed four (4) watts per usable square foot of the Premises during Building Service Hours and the electricity so furnished for incidental use equipment will be at a nominal one hundred twenty (120) volts and no electric circuit for the supply of such incidental use equipment will require a current capacity exceeding twenty (20) amperes, and (B) the demand electrical load of Tenant’s lighting fixtures does not exceed an average of one (1) watt per usable square foot of the Premises during Building Hours and the electricity so furnished for Tenant’s lighting will be at a nominal two hundred seventy-seven (277) volts, which electrical usage shall be subject to applicable laws and regulations, including Title 24 (the “Standard Electricity Allocation”) (Tenant shall pay for any electrical service in excess of the Standard Electricity Allocation); and

(viii) Replacement of Building standard lamps and ballasts as needed from time to time.

(b) Extra Services. Except as expressly set forth herein, Tenant shall have no right to receive from Landlord any services in excess of those provided herein; however:

(i) If Tenant requests to receive HVAC service during hours other than Building Service Hours, Tenant will be required to pay Landlord’s then standard charge for additional HVAC service and to provide such prior notice as is reasonably specified by Landlord. As of the Effective Date, Landlord’s current charge for after-hours HVAC is $135.00 per hour, per floor and for after-hours “fans only” service is $55.00 per hour, per floor; such charges are subject to change from time to time during the Term. With Landlord’s consent, Tenant may also install additional heat pumps within and serving the Premises in accordance with the provisions of Article 21, provided that Landlord shall have the right to require that Tenant remove some or all of such heat pumps at the expiration or sooner termination of this Lease.

(ii) Tenant shall have the right, subject to Landlord’s approval of Tenant’s plans and specifications therefore to install within the Premises supplemental HVAC units and equipment for Tenant’s Signal Group and separate supplemental HVAC units and equipment for Tenant’s server room. If Tenant desires to connect any supplemental HVAC units to the Building’s condenser water loop or chilled water line (there are condenser water taps located on every floor in the janitor’s closet), Tenant’s right to so connect shall be conditioned upon Landlord having adequate excess capacity from time to time as reasonably determined by Landlord (Landlord represents that the Building has up to a maximum of eleven (11) tons of condenser water capacity which may be allocated to serve Tenant’s supplemental units on the eighth (8th) floor) and such connection and use shall be subject to Landlord’s reasonable approval and reasonable restrictions imposed by Landlord, and Landlord shall have the right to charge Tenant a reasonable one-time connection fee and/or a monthly usage fee, as reasonably determined by Landlord; notwithstanding the foregoing, Landlord hereby agrees that Landlord will waive its right to charge Tenant a connection fee or a monthly usage fee in connection with Tenant’s use of condenser water (up to the maximum tonnage described above) during the Term. Further, in such event Tenant will be required to install (A) a circulation pump properly sized for the water supply between the supply and return condenser risers with sufficient ability to circulate condenser water through the cooling tower(s) and (B) a sub-meter measuring the electrical demand used with respect to the condenser water (and Tenant will be responsible for any such electrical charges);

(iii) Upon not less than ten (10) days’ prior written notice to Tenant, Landlord shall have the right to measure Tenant’s usage either for the Premises or for any specific use within the Premises (including without limitation Tenant’s information technology equipment) for electricity, water, gas, steam, or other utility usage by commonly accepted methods, including the installation of measuring devices such as submeters and check meters. Any meter so installed may, at Landlord’s option, be a “smart meter”. If as the result of the installation of such meters it is determined that Tenant is using electricity in such quantities or during such periods as to cause the total cost of Tenant’s electrical usage, on a monthly, per rentable square foot basis, to exceed the Standard Electricity Allocation by more than three percent (3%), Tenant shall pay Landlord as additional Rent the estimated cost of such excess electrical usage and, if applicable, for the cost of purchasing, installing and maintaining the measuring device(s);

(iv) If Tenant installs or operates a server room or supplemental HVAC units or other forms of high-consumption equipment or areas, Landlord will have the right to install, at Tenant’s sole cost and expense, a separate electrical meter to measure Tenant’s electrical consumption in such areas or from such equipment and, if the consumption of electricity such high-consumption areas exceeds the Standard Electricity Allocation as applicable to such areas, to require that Tenant pay Landlord directly for the electricity consumed in such areas or by such equipment, on a monthly basis, within thirty (30) days after the delivery of an invoice from Landlord; and

(v) If Tenant uses any other services in an amount or for a period in excess of that provided for herein, then Landlord reserves the right to charge Tenant as additional Rent hereunder a reasonable sum as reimbursement for the cost of such added services, and to charge Tenant for the reasonable cost of any administrative time, additional equipment or facilities or modifications thereto which are necessary to provide the additional services, and/or to discontinue providing such excess services to Tenant.

(c) Interruptions. Except as otherwise provided in this Lease, Landlord shall not be liable for any damages directly or indirectly resulting from the interruption in any of the services described above, nor shall any such interruption entitle Tenant to any abatement of Rent or any right to terminate this Lease or be deemed an eviction, constructive or actual. Landlord shall use reasonable efforts to furnish uninterrupted services as required above. Tenant hereby waives the provisions of California Civil Code Section 1932(1) and any other applicable existing or future Law permitting the termination of this Lease due to an interruption, failure or inability to provide any services. Notwithstanding the foregoing, in the event that any interruption or discontinuance of services provided by Landlord pursuant to Section 14(a) above (i) is caused by the negligence or willful misconduct of any Landlord Party or was within the reasonable control of Landlord to prevent (and was not caused in any way by the act or omission of Tenant or Tenant’s employees, agents, invitees or contractors), (ii) continues beyond five (5) Business Days after the date of delivery of written notice from Tenant to Landlord, (iii) materially and adversely affects Tenant’s ability to conduct business in the Premises, or any material portion thereof, and (iv) on account of such interruption or disturbance Tenant ceases doing business in the Premises or a material portion thereof, Base Rent and Additional Rent shall abate proportionately, beginning on the sixth (6th) Business Day after delivery of said notice and continuing for so long as Tenant remains unable to (and in fact does not) conduct its business in the Premises or such portion thereof. To the extent within Landlord’s reasonable control, Landlord agrees to use reasonable efforts to restore such interrupted or discontinued service as soon as reasonably practicable.

15. Telephone and Data Equipment. Landlord shall have no responsibility for providing to Tenant any telephone or data equipment within the Premises or for providing telephone or data service or connections to the Premises, except as required by Law. Landlord will not unreasonably withhold its consent to Tenant and its telecommunications services providers (“Carriers”), having reasonable access the Property and the Building from time to time as necessary and as coordinated in each case with Landlord, for purposes of installing, testing, monitoring and maintaining telephone and network connectivity to the Premises; however, Landlord may require any such Carrier to execute and deliver Landlord’s standard agreement for telecommunications carriers as a condition to such access). Tenant shall not alter, modify, add to or disturb any telephone or data wiring in the Premises or elsewhere in the Building without the Landlord’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. Tenant shall be liable to Landlord for any damage to the telephone or data wiring in the Building due to the act, negligent or otherwise, of Tenant or any employee, agent, invitee or contractor of Tenant. Tenant shall have no access to the telephone or data closets within the Building, except in the manner and under commercially reasonable procedures established by Landlord. Tenant shall promptly notify Landlord of any actual or suspected failure of telephone or data service to the Premises. All costs incurred by Landlord for the installation, maintenance, repair and replacement of telephone or data wiring within the Building shall be an Operating Expense unless and to the extent Landlord is separately reimbursed for such costs by any tenants of the Building. Landlord shall not be liable to Tenant and Tenant waives all claims against Landlord whatsoever, whether for personal injury, property damage, loss of use of the Premises, or otherwise, due to the interruption or failure of telephone or data services to the Premises. Tenant hereby holds Landlord harmless and agrees to indemnify, protect and defend Landlord from and against any liability for any damage, loss or expense due to any failure or interruption of telephone or data service to the Premises for any reason. Tenant agrees to obtain business interruption insurance adequate to cover any damage, loss or expense occasioned by the interruption of telephone or data service. All electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant is referred to herein as “Cable”. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical Cable. All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number, and the purpose of such Cable (i) every 6 feet outside the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (ii) at the termination point(s) of such Cable.

16. Signs.

(a) Generally. Tenant shall not paint or place any signs, placards, or other advertisements of any character upon the windows of the Premises (except with the prior consent of Landlord, which consent may be withheld by Landlord in its absolute discretion), and Tenant shall place no signs upon the outside walls, the Common Areas or the roof of the Building.

(b) Building-Standard Signage. Landlord, at Landlord’s sole cost and expense, shall initially provide Tenant with Building-standard identification in the Building’s ground floor lobby as well as Building-standard signage in the elevator lobby on the floor on which the Premises are located. Any subsequent changes to, or revisions or replacements of such signage, shall be at Tenant’s sole cost and expense. Subject to Landlord’s prior approval as to specifications, finishes, scope and scale, Tenant shall be permitted to install signage and other displays reasonably approved by Landlord with its corporate graphics in the lobby on the eighth (8th) floor; provided that Tenant shall be solely responsible for all costs associated with the installation, repair, maintenance and removal of such signage.

17. Parking.

(a) Tenant Parking. The parking facility serving the Building is operated and controlled by Bechtel. Tenant shall have the right to rent, commencing on the Commencement Date, up to the number of valet parking passes set forth in the Basic Lease Provisions, on a monthly basis throughout the Term (for so long as Tenant continuously uses such parking passes), which parking passes shall pertain to the Property parking facility. Tenant shall pay to Landlord (or, at Bechtel’s election, to Bechtel’s parking operator) for such parking passes on a monthly basis the prevailing rate charged (currently $400.00 per month per parking pass, but subject to change from time to time) from time to time at the location of such parking passes. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located (including any sticker or other identification system and the prohibition of vehicle repair and maintenance activities in the Property’s parking facilities), Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in Default under this Lease, Tenant’s use of the Property parking facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities. Tenant’s rights hereunder are subject to the terms of any Underlying Documents; provided that, the terms of the Underlying Documents (defined below) shall not alter Tenant’s rights under this Section 17(a). Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Property parking facility at any time and Tenant acknowledges and agrees that Bechtel may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Property parking facility for purposes of permitting or facilitating any such construction, alteration or improvements so long as Tenant continues to continue to be able to use the number of valet parking passes set forth in the Basic Lease Provisions (or, if less, the number of passes Tenant is using immediately preceding such action) Tenant’s parking rights are not materially impaired. Landlord may delegate its responsibilities hereunder to a parking operator, in which case such parking operator or such tenant shall have all the rights of control attributed hereby to Bechtel. The parking passes rented by Tenant pursuant to this Section 17(a) are provided to Tenant solely for use by Tenant’s (and its Permitted Transferees, as defined in Section 40(h)) own personnel and such passes may not be transferred, assigned subleased or otherwise alienated by Tenant (except to Permitted Transferees) without both Bechtel’s and Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as Bechtel may establish, at the validation rate from time to time generally applicable to visitor parking. As used herein, “Underlying Documents” shall mean any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Property.

(b) Bicycle Parking. In addition, Tenant shall have the non-exclusive right to use the Building’s designated bicycle storage area. Tenant’s right to use the bicycle storage area is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the bicycle storage area, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in Default under this Lease. Tenant’s use of the Property bicycle storage facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the bicycles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the bicycle storage rights granted herein or any of Tenant’s, its employees and/or visitors’ use of the bicycle storage facilities. Landlord specifically reserves the right, upon not less than ten (10) days’ prior written notice to Tenant, to change the location, size, configuration, design, layout and all other aspects of the Property bicycle storage facilities at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, on a temporary basis, close-off or restrict access to the Property bicycle storage facilities.

18. Force Majeure. In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond a party’s control (a “Force Majeure Event”) which results in such party being unable to timely perform its obligations hereunder (other than the inability to pay any amount due hereunder), and so long as such party promptly notifies the other party in writing of the existence of a Force Majeure Event and diligently proceeds to perform such obligations after the end of such Force Majeure Event, such party shall not be in breach hereunder.

19. Repairs and Maintenance By Landlord. Except as otherwise expressly provided in this Lease, Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as suitable for the use intended by this Lease. Except to the extent arising from Landlord’s breach of its express obligations set forth in this Lease, in no event shall Tenant be entitled to compensation or any other damages or any other remedy against Landlord in the event the Premises are not deemed suitable for Tenant’s use. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as expressly set forth in this Lease. Except for damage caused by Casualty or any Taking (which shall be governed by Articles 22 and 23 below), and subject to normal wear and tear, Landlord shall maintain in good repair and in first-class condition, the following: (i) the structural elements of the Building, including the exterior walls and foundation, (ii) the Common Areas, (iii) the mechanical, electrical, plumbing and HVAC systems which serve the Building in general, as opposed to the mechanical, electrical, plumbing and HVAC systems within the Premises that serve solely the Premises (and further excluding any systems installed by or on behalf of Tenant in the Premises) (the “Building Systems”), (iv) the Building-standard sinks, toilets, and other Building-standard fixtures, lines and drains located in the restrooms in the Premises, (v) Building-standard sprinklers, emergency alarm, and fire suppression and life-safety systems and equipment, (vi) the roof and all Base Building water, drainage, sewage, and waste water lines and pipes (including those located in the Premises), and (vii) all other portions of the Base Building, provided (but subject to Section 25(e) below) such repairs are not caused by Tenant, Tenant’s invitees or anyone in the employ or control of Tenant. Landlord shall provide and install all original bulbs and tubes for Building standard lighting fixtures within the Premises and all replacement tubes for such lighting as part of Operating Expenses; all other bulbs, tubes and lighting fixtures for the Premises shall be provided and installed by Tenant at Tenant’s cost and expense. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, and any similar or successor Laws now or hereafter in effect.

20. Repairs By Tenant. Except as described in Article 19 above, and subject to damage caused by Casualty or any Taking (which shall be governed by Articles 22 and 23 below) and damage caused by the Landlord Parties, Tenant shall, at its sole cost and expense, maintain the interior of the Premises in good repair and in a neat and clean, first-class condition, including making all necessary repairs and replacements. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor coverings; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Alterations (as defined in Article 21, and including Tenant Improvements); (f) supplemental air conditioning units, kitchens (including hot water heaters), plumbing (other than Base Building plumbing in the restrooms located in the Premises), and similar facilities exclusively serving Tenant, whether such items are installed by or on behalf of Tenant or are currently existing in the Premises (except to the extent such facilities are part of the Building Systems, which shall be governed by Article 19 above) and (g) Cable. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Building or Property caused by Tenant or Tenant’s agents, employees, invitees, licensees, visitors or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant, and (ii) the moving of any property into or out of the Premises; at Landlord’s option, Landlord will perform such work and Tenant will pay Landlord the cost thereof plus a commercially reasonable administrative fee. All personal property brought into the Premises shall be at the risk of Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of co-tenants, other occupants of the Building, or any other person. If Tenant fails to make any repairs or replacements required pursuant to this Article 20 within thirty (30) days after notice from Landlord (or within such shorter period as Landlord may specify in the event of an emergency), provided, however, that if the nature of Tenant’s failure is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall promptly commence such cure within such thirty (30) day period and thereafter continuously and diligently prosecute such cure to completion; then Landlord may, at its option, upon prior reasonable notice to Tenant (except in an emergency) make the required repairs or replacements and the costs of such repairs or replacements (including Landlord’s reasonable administrative charge) shall be charged to Tenant as additional Rent and shall be due and payable within thirty (30) days following written demand.

21. Alterations and Improvements/Liens.

(a) Generally. Except for painting (provided that any painting may not be commenced without prior notice to Landlord and Tenant’s compliance with Landlord’s construction guidelines for such activity), or other minor, decorative alterations that (i) are performed below the ceiling of the Premises, (ii) do not affect the Building’s structure or systems, (iii) will not create excessive noise or result in the dispersal of odors or debris (including dust or airborne particulate matter), (iv) do not alter the appearance of the exterior of the Building, (v) do not require the procurement of a building permit, and (v) do not cost in excess of $50,000.00 per improvement project (collectively, “Permitted Alterations”), Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises (“Alterations”) without first obtaining in writing Landlord’s written consent for such Alterations, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that such consent may be granted or withheld in Landlord’s sole discretion if the Alterations will adversely affect the Building’s structure or systems. For avoidance of doubt, Tenant must provide Landlord with advanced notice of any Permitted Alterations. Landlord agrees to respond to any request by Tenant for approval of Alterations which approval is required hereunder within ten (10) Business Days after delivery of Tenant’s written request; Landlord’s response shall be in writing and, if Landlord withholds its consent, Landlord shall specify in reasonable detail in Landlord’s notice of disapproval, the basis for such disapproval. However, Tenant expressly acknowledges that Landlord’s response may be a request for further information necessary, in Landlord’s good faith determination, to allow Landlord to assess

Tenant’s proposed Alteration(s). If Landlord fails to respond within such ten (10) Business Day period, Tenant shall have the right to provide Landlord with a second written request for approval (a “Second Request”) that contains the following statement in bold and capital letters: “THIS IS A SECOND REQUEST FOR APPROVAL OF PLANS PURSUANT TO THE PROVISIONS OF ARTICLE 21 OF THE LEASE. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE ALTERATIONS DESCRIBED HEREIN.” If Landlord fails to respond to such Second Request within five (5) Business Days after receipt by Landlord, the Alterations in question shall be deemed approved by Landlord. If Landlord timely delivers to Tenant notice of Landlord’s disapproval of any plans, Tenant may revise Tenant’s plans to incorporate the changes suggested by Landlord in Landlord’s notice of disapproval, and resubmit such plans to Landlord. Landlord’s review and approval (or deemed approval) of such revised plans shall be governed by the provisions set forth above in this Section 21). The procedure set out above for approval of Tenant’s plans will also apply to any change, addition or amendment to Tenant’s plans. Prior to starting any work, Tenant shall furnish Landlord with plans and specifications (which shall be in CAD format if requested by Landlord) prepared by an architect and engineers reasonably acceptable to Landlord (provided that Landlord may designate specific engineers with respect to work affecting the Base Building); names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to the Base Building and vertical Cable and may also require that Tenant use only union labor for any work in the Building); required permits and approvals; and evidence of contractors’ and subcontractors’ insurance in amounts reasonably required by Landlord and naming Landlord, any successor to Landlord, Landlord’s property manager, and their respective members, beneficiaries, partners, officers, directors, employees and agents and such other persons or entities as Landlord may reasonably request as additional insureds (any contract between Tenant and Tenant’s contractors must expressly require that Landlord and such other parties be so designated as additional insureds and Landlord must be provided with a copy of the relevant endorsement). Tenant shall reimburse Landlord for any actual reasonable sums paid by Landlord for third party examination of Tenant’s plans for Alterations. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any Alteration equal to two percent (2%) of the total cost of the Alteration. Upon completion, Tenant shall furnish Landlord with at least three (3) sets of “as-built” plans (as well as a set meeting Landlord’s CAD Format Requirements, described below) for Alterations, completion affidavits and full and final, unconditional waivers of lien and will cause a Notice of Completion to be recorded in the Office of the Recorder of the County of San Francisco in accordance with the California Civil Code or any successor statute and will timely provide all notices required under the California Civil Code. All Tenant Improvements as well as any Alterations shall at once become the property of Landlord; provided, however, that Landlord, at its option, may require Tenant to remove any Tenant Improvements or Alterations which constitute Specialty Alterations (defined below) prior to the expiration or sooner termination of this Lease. If Tenant so requests in writing concurrently with Tenant’s request for Landlord’s consent to any proposed Alterations or concurrently with Tenant’s request for Landlord’s approval of the Working Drawings (defined in the Work Agreement), Landlord will notify Tenant at the time of Landlord’s consent to any such Alterations if Landlord reserves the right to require the removal thereof; in any event, Tenant will be required to remove all Cable installed by Tenant. As used herein, “Specialty Alterations” means any improvements (including any Tenant Improvement) that are not normal and customary general office improvements (e.g., raised floors, curved walls, personal baths and showers, vaults, supplemental HVAC units (and associated mechanical infrastructure), rolling file systems, etc. Upon written request by Tenant at the time Tenant requests approval of any improvement or Alteration (including any Tenant Improvements), Landlord shall state whether Landlord has determined that such Alteration or improvement is a Specialty Alteration and, if so, the basis for such determination. For the avoidance of doubt, a normal quantity of normal sized (for office space in Comparable Buildings), conference rooms, private offices, lactation rooms, lunch and break rooms shall not be deemed Specialty Alterations. Notwithstanding anything herein to the contrary, all costs of any Alterations (including, without limitation, the removal thereof if required hereunder) shall be borne by Tenant. If Tenant is required to remove any Alterations or Tenant Improvements pursuant to this Lease and fails to timely complete the removal of any such Alterations or Tenant Improvements and/or to repair any damage caused by the removal in a manner satisfactory to Landlord in Landlord’s reasonable discretion, Landlord may do so and may charge the reasonable actual cost thereof to Tenant. All Alterations shall be made in a good, first-class, workmanlike manner and in a manner that does not disturb other tenants (i.e., any unreasonably loud work must be performed during non-business hours) in accordance with Landlord’s then-current guidelines for construction, and Tenant shall maintain appropriate liability and builder’s risk insurance throughout the construction. Tenant will indemnify, defend, protect and hold Landlord harmless from and against any and all claims for injury to or death of persons or damage or destruction of property arising out of or relating to the performance of any Alterations or Tenant Improvements by or on behalf of Tenant, except to the extent caused by the negligence or willful misconduct of any Landlord Party. Under no circumstances shall Landlord be required to pay, during the Term (as the same may be extended or renewed), any ad valorem or property tax on such Alterations or Tenant Improvements, Tenant hereby covenanting to pay all such taxes when they become due. As used herein, “Landlord’s CAD Format Requirements” shall mean, as of the Effective Date (but subject to subsequent adjustment) (a) the version is no later than current Autodesk version of AutoCAD plus the most recent release version, (b) files must be unlocked and fully accessible (no “cad-lock”, read-only, password protected or “signature” files), (c) files must be in “.dwg” format, (d) if the data was electronically in a non-Autodesk product, then files must be converted into “‘.dwg” files when given to Landlord.

(b) Liens. Nothing contained in this Lease shall authorize or empower Tenant to do any act which shall in any way encumber Landlord’s title to the Building, Property, or Premises, nor in any way subject Landlord’s title to any claims by way of lien or encumbrance, whether claimed by operation of law or by virtue of any expressed or implied contract of Tenant, and to the extent permitted by applicable Law any claim to a lien upon the Building, Property or Premises arising from any act or omission of Tenant shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Building, Property, and Premises. If Tenant has not removed any such lien or encumbrance or (provided that Tenant is in good faith contesting such lien or encumbrance) delivered to Landlord a title indemnity, bond or other security reasonably satisfactory to Landlord, within twenty (20) days after written notice to Tenant by Landlord, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for making any investigation as to the validity thereof, and the amount so paid shall be deemed additional Rent reserved under this Lease due and payable by Tenant to Landlord within thirty (30) days after demand.

22. Destruction or Damage.

(a) Completion Estimate. If, as a result of fire or other casualty (each, a “Casualty”), all or any portion of the Premises becomes untenantable or inaccessible, Landlord, with reasonable promptness but in all events within sixty (60) days after the Casualty, shall cause a general contractor selected by Landlord to provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within two hundred seventy (270) days from the date the repair is started (when such repair is made without the payment of overtime or other premiums), then Landlord and Tenant each shall have the right to terminate this Lease upon written notice delivered to the other party within thirty (30) days following delivery of the Completion Estimate. In addition, Landlord, by notice delivered to Tenant within sixty (60) days after the date of the Casualty, shall have the right to terminate this Lease if the Building or Property shall be damaged by Casualty, whether or not the Premises are affected, and one or more of the following conditions is present: (i) any Holder (defined below) requires pursuant to the applicable loan documents and applicable Law that the insurance proceeds or any portion thereof be applied to the payment of the mortgage debt; (ii) the damage is not substantially covered (meaning that the estimated cost of repair does not exceed the aggregate of the anticipated receipt of insurance policy payments, deductible payments and any self-insured retention amounts by more than Five Hundred Thousand Dollars ($500,000.00)) by Landlord’s insurance policies; (iv) Landlord decides to rebuild the Building so that it will be substantially different structurally or architecturally and in connection therewith the leases of all other tenants of the Building similarly affected by such damage for which Landlord has termination rights are terminated; or (v) the damage occurs during the last twelve (12) months of the Term. In addition, Tenant, by notice delivered to Landlord within sixty (60) days after the date of the Casualty, Tenant shall have the right to terminate this Lease if (x) the damage materially impairs Tenant’s use of or access to the Premises and occurs during the last twelve (12) months of the Term or (b) if Tenant was entitled to, but elected not to, exercise its right to terminate this Lease as set forth above and Landlord does not substantially complete the repair and restoration of the Premises within two (2) months after the expiration of the estimated period of time set forth in Landlord’s Completion Estimate, which period shall be extended to the extent of any delays caused by Tenant or by Force Majeure Event(s) (up to a maximum extension due to Force Majeure Event(s) of an additional ninety (90) days). Tenant shall have thirty (30) days after delivering any such notice of termination of this Lease to vacate the Premises. If this Lease is terminated under this Article 22, Rent shall be apportioned and shall be paid or refunded, as the case may be up to and including the date of the termination.

(b) Landlord’s Repair; Abatement. If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord, provided that Tenant’s access to the Premises shall not be materially impaired as a result of such modifications. Landlord shall have no obligation to restore the Tenant Improvements or any Alterations, which restoration obligation shall be the responsibility of Tenant. In such event, if this Lease is not terminated, Tenant shall repair the damage to the Tenant Improvements and Alterations to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Tenant and reasonably approved by Landlord. If Tenant requests that Landlord restore the Tenant Improvements and Alterations, and if Landlord elects to do so, then upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to the Tenant Improvements and/or any Alterations; provided if the estimated cost to repair the Tenant Improvements and/or any Alterations exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord in installments pursuant to a commercially reasonable agreement to be negotiated and executed by Landlord and Tenant prior to the commencement of the restoration of the Tenant Improvements and Alterations. In no event shall Landlord be required to spend more for any such restoration than the deductible amounts under Landlord’s property insurance and/or self-insurance retentions plus the insurance proceeds received by Landlord, whether insurance proceeds under Landlord’s insurance or insurance proceeds or other amounts received from Tenant. In no event shall Landlord use any insurance proceeds or additional funds paid by Tenant to Landlord for restoration or repairs for purposes other than restoration of the Tenant Improvements and Alterations. Landlord shall not be liable for any inconvenience to Tenant or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof, provided that during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, Base Rent and Additional Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

(c) Statutory Waiver. The provisions of this Lease, including this Article 22, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, Building or Property, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, Building or Property.

23. Eminent Domain. Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or conveyance in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property that would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds is expressly waived by Tenant, provided, however, Tenant may file a separate claim for Tenant’s personal property and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, and any similar or successor Laws.

24. Insurance; Waivers.

(a) Tenant’s Insurance. Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i) Commercial General Liability (“CGL”) Insurance written on an occurrence basis, covering the Premises and all operations of Tenant in or about the Premises against claims for bodily injury, death, property damage products liability and completed operations and to include contractual liability coverage, to be in combined single limits of not less than $2,000,000 each occurrence for bodily injury, death and property damage, $2,000,000 for products/completed operations aggregate, $2,000,000 for personal injury, and to have general aggregate limits of not less than $2,000,000 (per location) and Umbrella Liability Insurance in an amount not less than $5,000,000 for each policy year. The general aggregate limits under the Commercial General Liability insurance policy or policies shall apply separately to the Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and such policy shall contain an endorsement to that effect. The certificate of insurance evidencing the CGL form of policy shall specify all endorsements required herein and shall specify on the face thereof that the limits of such policy apply separately to the Premises.

(ii) Insurance covering Tenant’s trade fixtures, merchandise and personal property and equipment from time to time in, on or upon the Premises (inclusive of any Tenant’s Rooftop Communications Equipment), and all Tenant Improvements and any Alterations in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the standard form of special cause of loss/special form (formerly, “all risk”) fire and casualty insurance policy. Any policy proceeds from such insurance shall be used for the repair, construction and restoration or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Article 22 above, in which case Tenant shall have the unfettered right to the policy proceeds.

(iii) Workers’ Compensation insurance in amounts required by law.

(iv) Employer’s Liability coverage of at least $1,000,000.00 per occurrence.

(v) Business Interruption Insurance equal to not less than fifty percent (50%) of the estimated gross earnings (as defined in the standard form of business interruption insurance policy) of Tenant at the Premises, which insurance shall be issued on a “special form” basis (or its equivalent).

(b) Requirements for Tenant’s Policies. All policies of the insurance provided for in Section 24(a) above shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A:VII in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Building is located. Each and every such policy:

(i) With respect to the commercial liability insurance required by Section 24(a)(i), shall designate Landlord, and, to the extent specifically identified, any successor to Landlord, and Landlord’s property manager as additional insureds;

(ii) shall be evidenced by a certificate of insurance in form and substance reasonably satisfactory to Landlord; in connection therewith, a copy of the endorsement designating the appropriate parties as additional insureds, as required by Section 24(b)(i) above, must be attached to any such certificate and delivered to each of Landlord and any such other parties whose names have been provided to Tenant and thereafter within five (5) Business Days after the inception (or renewal) of each new policy, and as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry; and

(iv) at Tenant’s option, any insurance required hereunder may be procured under a blanket policy of insurance.

(c) Additional Insurance Obligations. Tenant shall carry and maintain during the entire Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 24 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested from time to time by Landlord; provided, however, that (i) such increased amounts or types of insurance shall be reasonably commensurate with the insurance then-being required by owners of Comparable Buildings, and (ii) Landlord shall not have the right to require Tenant to increase or modify its coverage more than once in any twenty four (24) month period, unless required by Law.

(d) Landlord’s Insurance. During the Term, Landlord shall keep in effect (i) commercial property insurance on the Base Building (but not on the Tenant Improvements or any Alterations or any of Tenant’s personal property), and (ii) a policy or policies of commercial general liability insurance insuring against liability arising out of the risks of death, bodily injury, property damage and personal injury liability with respect to the Building and Property and (iii) such other types of insurance coverage, if any, as Landlord, in Landlord’s good faith discretion, may elect to carry. Landlord’s commercial property insurance shall provide protection against any peril included within the classification “Special Causes of Loss” inclusive of standard fire and extended coverage insurance, including endorsements against vandalism, malicious mischief and other perils, all in amounts not less than one hundred percent (100%) of their full replacement cost (this policy amount will not apply to any earthquake insurance coverage or flood insurance Landlord elects to maintain). Landlord’s policy shall include (i) an “extended coverage” endorsement, and (ii) a “building laws” and/or “law and ordinance” coverage endorsement that covers “costs of demolition,” “increased costs of construction” due to changes in building codes and “contingent liability” with respect to undamaged portions of the Building, and (iii) an “earthquake sprinkler leakage” endorsement. In the event that Landlord elects to self-insure for any of the foregoing, such right to self-insure shall be conditioned upon Landlord adopting and complying with a commercially reasonable self-insurance program, including maintaining adequate reserves and adhering to prudent self-insurance practices.

(e) Subrogation. Notwithstanding anything to the contrary set forth in this Lease, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by “special form” property insurance of the type described above. The risk to be borne by each party shall also include the satisfaction of any deductible amounts required to be paid under the applicable “special form” fire and casualty insurance carried by the party whose property is damaged, and each party agrees that the other party shall not be responsible for satisfaction of such deductible (this will not preclude Landlord from including deductible payments in Operating Expenses to the extent permitted by Article 6). These waivers shall apply if the damage would have been covered by a customary special cause of loss/special form insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by “special form” insurance of the type described above. Each such policy shall include a waiver of all rights of subrogation by the insurance carrier against the other party, its agents and employees with respect to property damage covered by the applicable “special form” fire and casualty insurance policy.

25. Indemnities.

(a) Tenant’s Indemnity. Tenant will indemnify, defend, protect and hold harmless Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Holders (defined in Section 37(a)) and agents from and against any and all loss, cost, damage or liability arising in any manner (i) caused anywhere in the Building or on the Property due to the negligence or willful misconduct of Tenant, its agents, contractors or employees or (ii) due to any occurrence in the Premises (or arising out of actions taking place in the Premises), except to the extent caused by the negligence or willful misconduct of Landlord, or its contractors, agents, or employees, or (iii) arising out of Tenant’s breach or Default under the terms of this Lease.

(b) Landlord’s Indemnity. Landlord will indemnify, defend, protect and hold Tenant and its employees, contractors, and invitees harmless from and against any loss of or damage to any property and any injury to or death of any person arising from (i) any occurrence in the Common Areas, if caused by the negligence or willful misconduct of Landlord, its agents or employees.

(c) General Provisions. The indemnities set forth hereinabove shall include the obligation to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorneys’ fees, and shall survive the expiration or earlier termination of this Lease. The indemnities contained herein do not override the waivers contained in Section 24(e) above.

26. Exculpation. Notwithstanding any other provision of this Lease to the contrary, Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Holders and agents from all claims for any injury to or death of persons, damage to property or loss of profits or revenue in any manner related to (a) any Force Majeure Event, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, and (d) the inadequacy or failure of any security or protective services, personnel or equipment; provided, however, that the foregoing shall not preclude Tenant from seeking recovery from any third party responsible for such damage or injury. Tenant acknowledges that from time to time throughout the Term, construction work may be performed in and about the Building and the Property by Landlord, contractors of Landlord, or other tenants or their contractors, and that such construction work may result in noise and disruption to Tenant’s business. Landlord shall use commercially reasonable efforts to the extent consistent with practice of the owners of Comparable Buildings, to minimize noise and disruption to Tenant’s business, including but not limited to restricting construction work to times outside Building Service Hours where such practice is consistent with the generally prevailing standards of owners of similar first class office buildings in the vicinity of the Building. In addition to and without limiting the foregoing waiver, but without waiving any claims resulting from Landlord’s failure to use commercially reasonable efforts to minimize noise and disruption to Tenant’s business, Tenant agrees that Landlord shall not be liable for, and Tenant expressly waives and releases Landlord, Landlord’s employees, agents or representatives, from any and all loss, cost, damage or liability, including without limitation, any and all consequential damages or interruption or loss of business, income or profits, or claims of actual or constructive eviction or for abatement of rental, arising or alleged to be arising as a result of any such construction activity.

27. Estoppel. Tenant shall, from time to time, upon not less than ten (10) Business Days’ prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement (or provide reasonable good faith corrective comments to such statement) certifying, to the extent factually correct, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that to Tenant’s knowledge Tenant is not in default hereunder and whether Tenant has any offsets or defenses against Landlord under this Lease, and whether or not to Tenant’s knowledge Landlord is in Default hereunder (and if so, specifying the nature of the default) and any other information reasonably requested by Landlord regarding this Lease, it being intended that any such statement delivered pursuant to this Article 27 may be relied upon by a prospective purchaser of Landlord’s interest or by a mortgagee of Landlord’s interest or assignee of any security deed upon Landlord’s interest in the Premises. If Tenant fails to timely deliver an executed estoppel certificate to Landlord (or to provide reasonable good faith corrective comments to such certificate) within such ten (10) Business Day Period, and if such failure continues for three (3) Business Days following notice from Landlord of such failure, the estoppel prepared by Landlord will be deemed true and correct and binding upon Tenant and, at Landlord’s option, such failure will constitute a Default by Tenant under this Lease, without the necessity of additional notice or the passage of additional grace periods.

28. Notices. All notices, demands or requests required or permitted to be given by either party under this Lease (referred to in this Article 28 as a “notice”) shall be in writing and must be given only by certified mail, postage prepaid and return receipt requested, by personal delivery or by nationally recognized overnight courier service at the addresses set forth in the Basic Lease Provisions. Any such notice shall be deemed given on the date (“Notice Delivery Date”) that is the date of actual receipt or refusal thereof unless receipt or refusal occurs on a weekend or holiday, in which case notice will be deemed given on the next-succeeding Business Day. The time period for responding to any such notice shall begin on the Notice Delivery Date, but refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address shall be deemed receipt. Either party may change its notice address by giving not less than ten (10) Business Days’ prior notice thereof to the other party in accordance with the terms of this Article 28, provided that such new address shall be in the United States of America and, with respect to Tenant, shall not be a post office box. If the Basic Lease Provisions include (or Tenant otherwise designates in writing in accordance with this Article 29) more than one person or address to receive notices on Tenant’s behalf hereunder, Landlord shall use commercially reasonable efforts to send any notice to all requested persons or addresses; however, it shall not be a condition to the effectiveness of any notice given by Landlord to Tenant that more than one person or address receive such notice.

29. Default. The occurrence of any of the following events shall constitute a default on the part of Tenant (“Default”) without notice from Landlord unless otherwise provided:

(a) Abandonment. Abandonment of the Premises as defined by Section 1951.3 of the Civil Code of the State of California;

(b) Payment. Failure to pay any installment of Base Rent, Additional Rent or other monies due and payable hereunder upon the date when said payment is due, where such failure continues for a period of three (3) Business Days after receipt by Tenant of written notice from Landlord of such failure to pay when due (which notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor statute (“Monetary Default”));

(c) Performance. Except as set forth in Section 29(b) above and Article 30(d) below, Tenant’s failure to perform any of Tenant’s covenants, agreements or obligations hereunder, where such failure continues for thirty (30) days after written notice thereof from Landlord (which notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor statute); provided, however, that if the nature of Tenant’s failure is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in Default if Tenant shall promptly commence such cure within such thirty (30) day period and thereafter continuously and diligently prosecute such cure to completion as soon as reasonably possible after Landlord’s notice of such failure;

(d) Estoppel Certificate; Subordination Agreement. Tenant’s failure to timely deliver a duly executed estoppel certificate, subordination agreement or any other document or statement within the time periods specified in Article 27 or 37;

(e) Assignment. A general assignment by Tenant for the benefit of creditors;

(f) Bankruptcy. The filing of a voluntary petition by Tenant, or the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation or reorganization of Tenant under any law relating to bankruptcy, insolvency or other relief of debtors and not removed within ninety (90) days of filing;

(g) Receivership. The appointment of a receiver or other custodian to take possession of substantially all of Tenant’s assets or of the Premises or any interest of Tenant therein;

(h) Insolvency or Dissolution. Tenant shall become insolvent or unable to pay its debts, or shall fail generally to pay its debts as they become due; or any court shall enter a decree or order directing the winding up or liquidation of Tenant or of substantially all of its assets; or Tenant shall take any action toward the dissolution or winding up of its affairs or the cessation or suspension of its use of the Premises; and

(i) Attachment. Attachment, execution or other judicial seizure of substantially all of Tenant’s assets or the Premises or any interest of Tenant under this Lease.

30. Landlord’s Remedies. Upon the occurrence and during the continuance of any Default under this Lease, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein or by applicable Law) or demand whatsoever:

(a) Termination. Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(i) The worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(ii) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided;

(iii) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided;

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(v) All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable Law.

The “worth at the time of award” of the amounts referred to in parts (i) and (ii) above, shall be computed by allowing interest at the Interest Rate. The “worth at the time of award” of the amount referred to in part (iii), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(b) Continue Lease. Employ the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); provided that, notwithstanding Landlord’s exercise of the remedy described in California Civil Code Section 1951.4 in respect of any Default, at any time thereafter as Landlord may elect in writing, Landlord may terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Section 30(a).

(c) Acceptance Not Waiver. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

(d) Waiver of Redemption. TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CALIFORNIA CIVIL CODE AND BY SECTIONS 1174(c) AND 1179 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM OR THEREAFTER PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH.

(e) Jury Trial. THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE. IF THE JURY WAIVER PROVISIONS OF THIS SECTION 30(e) ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS SHALL APPLY. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638-645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (collectively, the

“Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter, except for copies ordered by the other parties, shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Article 36 below. The venue of the proceedings shall be in the county in which the Premises are located. Within ten (10) days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 30(e), the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such ten (10) day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams/Endispute, Inc., the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at Law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages which are not permitted by the express provisions of this Lease, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 30(e). In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (i) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (ii) a trial date be set within nine (9) months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the California Code of Civil Procedure. Nothing in this Section 30(e) shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the California Code of Civil Procedure and/or applicable court rules.

(f) Remedies Cumulative. No right or remedy herein conferred upon or reserved to Landlord or Tenant is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable Law or in equity. In addition to other remedies provided in this Lease, and except as expressly limited by the terms of this Lease, Landlord and Tenant shall be entitled, to the extent permitted by applicable Law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord or Tenant at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon a Default shall not be deemed or construed to constitute a waiver of such Default.

(g) Landlord’s Right to Perform. If Tenant is in breach of any of its non-monetary obligations under this Lease and such breach constitutes a Default, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to ten percent (10%) of the cost of the work performed by Landlord.

(h) Unenforceability. This Article 30 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable Law, and the unenforceability of any portion of this Article 30 shall not thereby render unenforceable any other portion.

(i) Limitation on Consequential Damages. Except as set forth below, in no event shall Tenant be liable to Landlord for any indirect, special, or consequential damages in connection with this Lease; provided, however, that the foregoing limitation will not apply to any liability of Tenant with respect to Tenant’s violation of the terms of this Lease with respect to the use, release, transfer, disposal or handling of Hazardous Materials or to any holding over by Tenant beyond the expiration or sooner termination of this Lease.

31. Default by Landlord. Landlord shall not be considered to be in default in the performance of any obligation to be performed by Landlord under this Lease unless Landlord fails to perform any of its obligations hereunder and said failure continues for a period of thirty (30) days after the date of delivery of written notice of such failure by Tenant to Landlord and each Holder of whose identity Tenant has been notified in writing; provided, however, that (i) if such failure cannot reasonably be cured within said thirty (30) day period (other than Landlord’s payment of any monetary obligation to Tenant), Landlord shall not be in default hereunder unless Landlord fails to commence the cure of said failure as soon as reasonably practicable under the circumstances, or fails diligently to pursue the same to completion; and (b) each Holder of whose identity Tenant has been notified in writing shall have failed to cure such default within thirty (30) days (or such longer period of time as may be specified in any written agreement between Tenant and such Holder regarding such matter) after receipt of written notice from Tenant of Landlord’s failure to cure within the time periods provided above (a “Landlord Default”). However, if Tenant notifies Landlord that Landlord’s failure is causing material interference to Tenant’s operations, Landlord shall commence the cure as soon as reasonably possible and shall diligently pursue such cure and will use commercially reasonable efforts to keep Tenant informed as to the status of Landlord’s cure efforts. In the event of a Landlord Default, Tenant shall use reasonable efforts to mitigate its damages and losses arising from any such Landlord Default and Tenant may pursue any and all remedies available to it at law or in equity; provided, however, in no event shall Tenant claim a constructive or actual eviction or that the Premises have become unsuitable or untenantable prior to a Landlord Default and failure to cure by Landlord and its Holder under this Lease and, further, in no event shall Tenant be entitled to terminate this Lease or receive more than its actual direct damages arising from any Landlord Default, it being agreed that for all purposes under this Lease, Tenant waives any claim it otherwise may have for special or consequential damages or any damages attributable to lost profits or revenue or loss of or interruption to Tenant’s business operations.

32. Advertising. Landlord may advertise the Premises as being “For Rent” at any time following a Default by Tenant and at any time within one (1) year prior to the expiration, cancellation or termination of this Lease for any reason, and during any such periods Landlord may exhibit the Premises to prospective tenants upon prior reasonable notice to Tenant. Landlord shall have the right to so exhibit the Premises without any requirement for compliance with unreasonable procedures established by Tenant.

33. Surrender of Premises. Whenever under the terms hereof Landlord is entitled to possession of the Premises, Tenant at once shall surrender the Premises and the keys thereto to Landlord. The Premises will be delivered (i) in broom clean condition and otherwise in substantially the same condition as on the Commencement Date, except for damage arising from ordinary wear and tear or caused by Landlord or any agent, employee or contractor of Landlord, or as the result of any Casualty or Taking (ii) Tenant shall remove all of its personal property therefrom and (iii) Tenant shall, if directed to do so by Landlord in accordance with Article 21 above, remove any Specialty Alterations and restore the Premises to substantially its original condition prior to the construction of such improvements (provided, however, that Tenant shall not be required to remove any Tenant Improvements or Alterations other than Tenant Improvements or Alterations which are Specialty Alterations that Tenant is required to remove pursuant to Article 21); and (iv) Tenant will remove all Cable as required pursuant to the terms of Article 21. Landlord may forthwith re-enter the Premises and repossess itself thereof and remove all persons and effects therefrom, using such force as may be reasonably necessary without being guilty of forcible entry, detainer, trespass or other tort. Tenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of this Lease.

34. Removal of Trade Fixtures. Tenant shall, prior to the expiration or any earlier termination of this Lease, or any extension of the Term hereof, remove any and all personal property, trade fixtures and equipment which Tenant has placed in the Premises which can be removed without significant damage to the Premises, and Tenant shall promptly repair all damage to the Premises, Building or Property caused by such removal. Notwithstanding the foregoing, all CRAC units or other supplementary server room cooling devices, additional transformers, sound system infrastructure, racks, plumbing lines and sinks, millwork, built-in furniture and above standard lighting fixtures shall not be removed from the Premises unless Landlord requires the removal of any such items in accordance with the terms and conditions of Article 21.

35. Holding Over. In the event Tenant remains in possession of the Premises after the expiration or any earlier termination of the Term, such tenancy shall be a tenancy at sufferance and on a month-to-month basis only, and shall not constitute a renewal hereof or an extension for any further term, and in such case (in addition to Tenant’s other monetary obligations under this Lease) Tenant shall be obligated to pay Base Rent for such period that Tenant holds over at 150% of the monthly Base Rent payable hereunder upon such expiration of the Term. Tenant shall also be liable for any and all other damages Landlord suffers as a result of such holding over including, without limitation, any loss of a prospective tenant for such space. There shall be no renewal of this Lease by operation of law or otherwise as a consequence of any holding over. Nothing in this Article 35 shall be construed as a consent by Landlord to any holding over by Tenant after the expiration or any earlier termination of the Term or to prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.

36. Attorneys’ Fees. In case Landlord shall, without fault on its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by Landlord in connection with such litigation. In the event of any action, suit or proceeding brought by Landlord or Tenant to enforce any of the other’s covenants and agreements in this Lease, the prevailing party shall be entitled to recover from the non-prevailing party any costs, expenses and reasonable attorneys’ fees incurred in connection with such action, suit or proceeding. Without limiting the generality of the foregoing, if Landlord utilizes the services of an attorney for the purpose of collecting any Rent which is due and unpaid by Tenant or in connection with any other uncontested breach of this Lease by Tenant following a written demand of Landlord to pay such amounts or cure such breach, Tenant agrees to pay Landlord reasonable actual attorneys’ fees as determined by Landlord for such services, irrespective of whether any legal action may be commenced or filed by Landlord.

37. Mortgagee’s Rights.

(a) Subject to the terms and conditions in this Article 37, this Lease shall be subject and subordinate (i) to any ground lease, mortgage, deed of trust or other security interest now encumbering all or any portion of the Property and to all advances which may be hereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof, and to any ground lease, mortgage, deed of trust or other security interest which any owner of all or any portion of the Property may hereafter, at any time, elect to place on the Property; (ii) to any assignment of Landlord’s interest in the leases and rents from the Building or Property which includes this Lease, which now exists or which any owner of all or any portion of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of all or any portion of the Property which now exists or which any owner of all or any portion of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as “Security Documents”). Landlord represents to Tenant that, as of the Effective Date, there are no Security Documents encumbering the Building and, consequently, this Lease is not currently subordinate to any existing Security Documents. Tenant agrees upon request of the holder of any Security Documents (“Holder”) to hereafter execute any documents which Landlord or Holder may reasonably deem necessary to evidence the subordination of this Lease to any Security Documents hereafter executed or to be executed by Landlord, provided that any such documents contain commercially reasonable non-disturbance provisions. Within ten (10) days after request therefor, if Tenant fails to execute (or to provide commercially reasonable comments to) any such requested documents, and if such failure continues for three (3) Business Days following notice from Landlord of such failure, Landlord or Holder is hereby empowered to execute such documents in the name of Tenant evidencing such subordination, as the act and deed of Tenant, and this authority is hereby declared to be coupled with an interest and not revocable; additionally, at Landlord’s option, if such failure continues for three (3) Business Days following notice from Landlord of such failure, such failure will be deemed a Default under this Lease without the necessity of additional notice or the passage of additional grace periods.

(b) In the event of a foreclosure pursuant to any Security Documents, Tenant shall at the election of the Purchaser (as defined below) shall thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure (“Purchaser”), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under this Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord, Holder or Purchaser, any instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.

(c) If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under this Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise, for the non-performance of any agreement contained in this Lease, for the recovery of Rent or for any other breach or Default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior Landlord (including Landlord), other than Landlord Defaults of a continuing nature, which Holder or the Purchaser shall be required to cure within the time periods following notice to Holder or Purchaser specified in Article 31; or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord), or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (d) bound by any amendment or modification of the Lease made without its consent.

(d) Notwithstanding anything to the contrary set forth in this Article 37, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that this Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.

38. Entering Premises. Tenant shall have the right to install a security card reader system to control access to the Premises and to integrate this system with the Building’s security system, subject to Landlord’s approval of same (“Tenant’s Security System”); Tenant’s Security System will be a Specialty Alteration which Tenant will be required to be removed at the expiration or sooner termination of this Lease. Landlord may enter the Premises at reasonable hours provided that Landlord will not unreasonably interrupt Tenant’s business operations and that reasonable prior notice (which notice may be via electronic mail to the person or persons who Tenant has designated for receipt of such notices) is given (provided that if in the good faith opinion of Landlord any emergency exists Landlord shall give as much notice as Landlord determines is reasonable under the circumstances): (a) to make repairs, perform maintenance and provide other services (no prior notice is required to provide regularly scheduled services such as janitorial) which Landlord is obligated to make to the Premises or the Building pursuant to the terms of this Lease or to the other premises within the Building pursuant to the leases of other tenants; (b) to inspect the Premises in order to confirm that Tenant is complying with all of the terms and conditions of this Lease and with the rules and regulations hereof, (c) to remove from the Premises any articles or signs kept or exhibited therein in violation of the terms hereof; (d) to the extent reasonably required in connection with the repair, maintenance and normal operation of the Building and the Property, to run pipes, conduits, ducts, wiring, cabling or any other mechanical, electrical, plumbing or HVAC equipment through the areas behind the walls, below the floors or above the drop ceilings in the Premises and elsewhere in the Building; (e) to show the Premises to prospective purchasers, lenders or, during the last twelve (12) months of the Term (or at any time which Tenant is in Default hereunder), tenants and (f) to exercise any other right or perform any other obligation that Landlord has under this Lease. So long as Landlord does not unreasonably interrupt Tenant’s business operations, Landlord shall be allowed to take all material into and upon the Premises that reasonably is be required to make any repairs, improvements, alterations and/or additions, or to effect any maintenance or perform services or to otherwise operate the Building without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant. The Rent reserved herein shall not abate while such repairs, improvements, alterations and/or additions are being made, and Tenant shall not be entitled to any set-off against Rent or to any claim for damages against Landlord by reason of loss from interruption to the business of Tenant or otherwise because of the prosecution of any such work. Unless any work would unreasonably interfere with Tenant’s use of the Premises if performed during business hours, all such repairs, improvements, alterations and/or additions shall be performed during ordinary business hours. If any such work is, at the request of Tenant, performed during other than ordinary business hours when it is not typically the practice of owners of Comparable Buildings to do so, Tenant shall pay all overtime and other extra costs arising as a result thereof. Notwithstanding the foregoing, Landlord’s entry and access rights set forth in the Lease, Landlord and all parties acting by, through or under Landlord (including any contractors and cleaning staff) shall be subject to Tenant’s reasonable security procedures when entering the Premises, which procedures may include, but shall not be limited to: (A) commercially reasonable restrictions on unescorted access to specified areas of the Premises that contain corporate sensitive and confidential information and materials (provided that if and to the extent Landlord or Landlord’s staff are precluded from accessing any such areas when such access is normal for the purposes of providing janitorial or other maintenance services, Landlord shall not be obligated to provide such janitorial or maintenance services to such areas unless Tenant makes such areas accessible at the normal times for the provision of such services), (B) during business hours, Landlord and all parties acting by, through or under Landlord will be subject to Tenant’s reasonable sign-in, badging and escorting procedures; and (C) entry by Landlord and all such parties after business hours (other than for provision of janitorial service or in the event of an emergency) shall be coordinated in advance with Tenant or Tenant’s designated employee.

39. Relocation. [INTENTIONALLY OMITTED]

40. Assignment and Subletting.

(a) Generally. Except as otherwise provided in this Article 40, Tenant shall not, by operation of law or otherwise, mortgage, pledge, hypothecate, encumber or permit any lien to attach to this Lease, any interest hereunder or all or any portion of the Premises. Further, except as otherwise provided in this Article 40, Tenant may not, without the prior written consent of Landlord, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises (other than by Tenant and its employees, staff and other temporary invitees who are not “desk licensees” or otherwise in the Premises in an effort to circumvent the general requirements set forth herein requiring Landlord’s consent) by any party. In the event that Tenant is a corporation or entity other than an individual, any transfer in a single or series of related transactions transferring Control (as defined below) in Tenant (whether by stock transfer, merger, operation of law or otherwise) shall be considered an assignment for purposes of this paragraph and shall require Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Consent to one assignment or sublease shall not nullify or waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. Any assignee of Tenant’s interest in this Lease shall become liable to Landlord for all obligations of Tenant hereunder, without relieving Tenant’s liability hereunder and, in the event this Lease is terminated as the result of a Default by Tenant, or a rejection of this Lease or the relevant sublease under Section 365 of the Bankruptcy Code, Landlord may, at its option, but without any obligation to do so, elect to treat any sublease as a direct lease with Landlord and collect rent directly from the subtenant. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease shall be deemed to have agreed that in the event of a rejection of this Lease or the relevant sublease under section 365 of the Bankruptcy Code by Tenant, or a termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, either terminate the sublease or take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be: (1) liable for any rent paid by the subtenant to Tenant more than one month in advance, or any security deposit paid by the subtenant to Tenant, unless same has been transferred to Landlord by Tenant; (2) liable for any act or omission of Tenant under the Lease, the sublease or any other agreement between Tenant and the subtenant or for any default of Tenant under any such documents which occurred prior to the effective date of the attornment; (3) subject to any counterclaims, defenses or offsets that the subtenant may have against Tenant that arose prior to the effective date of the attornment; (4) bound by any changes or modifications made to the sublease without the written consent of Landlord, (5) obligated in any manner with respect to the transfer, delivery, use or condition of any furniture, equipment or other personal property in the sublet premises that Tenant agreed would be transferred to the subtenant or which Tenant agreed could be used by the subtenant during the term of the sublease, or (6) liable for the payment of any improvement allowance, or any other payment, credit, offset or amount due from Tenant to the subtenant under the sublease.

(b) Transfer Notice. If Tenant desires to assign or sublease (“Transfer”), Tenant shall provide written notice to Landlord describing the proposed transaction (“Transfer Notice”) and provide all documentation (including detailed financial information for the proposed assignee or subtenant (a “Transferee”)) reasonably necessary to permit Landlord to evaluate the proposed transaction, including without limitation the following:

(i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice;

(ii) a description of the portion of the Premises to be transferred (the “Subject Space”);

(iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the Transfer Premium (as defined in Section 40(e) below), in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer; and

(iv) current financial statements of the proposed Transferee certified by and to the actual knowledge of an officer, partner or owner thereof as being true, correct and complete in all material respects as of the date of such statements, and any other information reasonably required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent or not in compliance with this Article 40 shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute an incurable Default by Tenant under this Lease.

(c) Landlord’s Options. To the extent Tenant contemplates (i) an assignment of Tenant’s interest in this Lease, or (ii) a sublease of all the Premises or (iii) a sublease of a portion of the Premises for the substantially remainder of the then-current Term (in each case, other than to a Permitted Transferee), Tenant shall give Landlord notice (the “Recapture Opportunity Notice”) of such contemplated assignment or sublease (whether or not the terms of the contemplated assignment or sublease have been determined). The Recapture Opportunity Notice shall specify the Subject Space and the contemplated date of commencement of the contemplated assignment or sublease (the “Contemplated Effective Date”). Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days following Landlord’s receipt of Tenant’s Recapture Opportunity Notice, to recapture the Subject Space, and, if not, whether Landlord consents to the requested Transfer. If such recapture right is exercised, the recapture shall cancel and terminate this Lease with respect to the Subject Space effective as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, then (i) the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises; (ii) this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same; and (iii) Landlord and Tenant will share the cost and expense of Landlord’s construction of a demising wall separating that portion of the Premises recaptured by Landlord from that portion of the Premises retained by Tenant and the work to separate any Building systems, as necessary. If Landlord does not elect to exercise its recapture right, Landlord’s consent to a Transfer which meets the specifications and parameters set forth in Tenant’s Recapture Opportunity Notice will not be unreasonably withheld, delayed or conditioned; however, if Tenant has not successfully completed such a Transfer with respect to the Subject Space in question within six (6) months following the date of expiration of Landlord’s right to recapture as described above, Landlord shall no longer be deemed to have waived its right to recapture with respect to such space, but Tenant shall have the right to once again deliver a Recapture Opportunity Notice with respect to such space. Landlord shall respond to any request for consent to a proposed Transfer within thirty (30) days after receipt of the Transfer Notice. However, if a Transfer Notice is not preceded by a Recapture Opportunity Notice, but specifies a proposed transaction meeting the requirements of either clause (i) or (ii) above permitting Landlord to exercise its recapture option, then Landlord will have the right, within thirty (30) days following receipt of any such Transfer Notice, to similarly exercise its recapture rights with respect to the Subject Space. In the event Tenant has submitted to Landlord a Transfer Notice and Landlord fails to respond to such request with its approval or objections to such proposed Transfer within such thirty (30) day period, then Tenant may submit a second written request for consent with a conspicuous notice stating that “Landlord’s failure to respond to Tenant’s request for consent to such Transfer within five (5) business days following Landlord’s receipt of such second (2nd) request shall be deemed consent by Landlord,” and if Landlord fails to respond to such second (2nd) request with its approval or objections to such proposed Transfer within the five (5) business day period following Tenant’s delivery of such second notice, then such proposed Transfer shall be deemed approved. Without limiting the grounds upon which Landlord may reasonably withhold its consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

(i) The Transferee is engaged in a business which is not consistent with the quality of the Building;

(ii) The Transferee intends to use the Subject Space for purposes which are not permitted hereunder;

(iii) The Transferee is either a governmental agency or instrumentality thereof;

(iv) The Transfer will result in the occupancy of any portion of the Premises at a density greater than the Standard Density (unless the Transferee demonstrates to Landlord’s reasonable satisfaction that the Transferee will satisfy the conditions and requirements applicable to any use that exceeds the Standard Density);

(v) The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the sublease or assignment in question on the date consent is requested, as reasonably determined by Landlord;

(vi) The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel or seek monetary or injunctive relief under its lease;

(vii) The terms of the proposed Transfer will allow the Transferee to exercise any right of renewal, right of expansion, right of first offer, or any other similar right held by Tenant;

(viii) Either the proposed Transferee, or any person or entity which directly or indirectly controls, is controlled by, or is under common control with, the proposed Transferee, (1) occupies space in the Building at the time of the request for consent, or (2) is actively negotiating with Landlord to lease space in the Building at such time, or (3) has negotiated with Landlord during the four (4) month period immediately preceding the Transfer Notice and, in each case, Landlord has (or reasonably believes, based on the scheduled expiration date of existing leases and/or Landlord’s rights to relocate existing tenants, that Landlord will have) space available in the Building that, in Landlord’s reasonable judgment, will meet such proposed Transferee’s leasing needs;

(ix) With respect to a Transfer proposed to be entered into during the first year of the Term of this Lease, the rent proposed to be paid by the Transferee is less than the Rent payable by Tenant under this Lease; or

(x) The Transferee fails to execute a commercially reasonable form of consent to assignment or subleasing.

(d) Landlord’s Consent. Concurrently with Tenant’s delivery of each Transfer Notice, Tenant shall pay Landlord a review fee of $1,500.00 for Landlord’s review of the requested Transfer, regardless of whether consent is granted, and thereafter, Tenant shall pay all reasonable costs incurred by Landlord (including reasonable fees paid to consultants (as may be required if any physical changes to the Premises or the Building would be required for the proposed sublease or assignment) and attorneys) in connection with any requested Transfer, including but not limited to Landlord’s reasonable attorneys’ fees. If Tenant executes Landlord’s standard form of consent without any material changes to this Lease or material changes to the consent, such costs will not exceed $2,000.00 in the aggregate. However, if Tenant or the Transferee request material changes to Landlord’s standard form of consent or if there are material negotiations related thereto, or if this Lease needs to be amended at Tenant’s request or the request of Tenant’s Transferee, the foregoing limitation will not apply, provided that Landlord shall if requested by Tenant provide Tenant with reasonable updates on the amount of such costs incurred as of the date of the request. If Landlord consents to any Transfer pursuant to the terms of this Article 40, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6) month period, enter into such Transfer of the Subject Space, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord; provided, however, that if there are any changes in the terms and conditions from those specified in the Transfer Notice, or if there are any changes in any of the documentation delivered in connection therewith, (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Article 40, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, then Tenant shall again submit the Transfer to Landlord for its approval or other action under this Article 40.

(e) Transfer Premium. If Landlord consents to any Transfer request and the assignee or subtenant pays to Tenant an amount in excess of the Rent due under this Lease (after first deducting Tenant’s reasonable, actual expenses in obtaining such assignment or sublease, amortized in equal monthly installments over the then remainder of the Term, such expenses being limited to (i) any Alterations to the Subject Space made in order to achieve the Transfer, or contributions to the cost thereof, and (ii) any commercially reasonable brokerage commissions, reasonable attorneys’ fees and reasonable advertising and marketing costs reasonably incurred by Tenant in connection with the Transfer) (“Transfer Premium”), Tenant shall pay fifty percent (50%) of such Transfer Premium to Landlord as and when the monthly payments are received by Tenant. Any Transfer Premium shall also include, but not be limited to, key money and bonus money paid by the Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixture, inventory, equipment or furniture transferred by Tenant to Transferee in connection with such Transfer.

(f) No Release. No Transfer shall release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue to be fully liable hereunder. Each subtenant or assignee shall agree in a form reasonably satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease (but, with respect to a subtenant of less than all of the Premises, only to the extent of the Subject Space), and Tenant shall deliver to Landlord promptly after execution, an executed copy of each such Transfer and an agreement of compliance by each such subtenant or assignee.

(g) Conditions. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or any Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer, (iv) Tenant shall furnish upon Landlord’s request a complete statement setting forth reasonable in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, (v) any assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease, and (vi) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of this Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

(h) Permitted Transfers. Notwithstanding anything to the contrary contained in this Article 40, Tenant may assign this Lease or sublet the Premises without the need for Landlord’s prior consent to (i) any parent, subsidiary, division, or affiliate business entity which the initially named Tenant Controls, is Controlled by or is under common Control with (each, an “Affiliate”); or to (ii) a successor to Tenant by merger or consolidation; (iii) a successor to Tenant by purchase of all or substantially all of Tenant’s outstanding stock or assets, (iv) an entity resulting from a merger, nonbankruptcy consolidation, or other nonbankruptcy reorganization of Tenant (which shall include a change of Control of Tenant resulting from any of the foregoing); and/or (iv) any entity or person by sale or other transfer of a percentage of capital stock of Tenant which results in a change of Controlling persons, provided that: (A) at least ten (10) days prior to such Transfer (or immediately after such transaction if disclosure is prohibited by legally enforceable confidentiality requirements or applicable Law), Tenant delivers to Landlord the financial statements or other financial and background information of the Transferee or successor as required for other Transfers; (B) if the Transfer is an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the Transferee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect thereto); (C) with respect to an assignment of this Lease or a sublease of more than thirty percent (30%) of the RSF of the Premises, the proposed Transferee or successor shall, as of the date immediately following the Transfer, have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the Net Worth of Tenant as of the Effective Date; (D) unless the Tenant entity does not survive the Transfer, Tenant remains fully liable under this Lease; and (E) the use of the Premises set forth herein remains unchanged. As used in this Section 40, “Control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies through ownership of at least fifty-one percent (51%) of the securities or partnership or other ownership interests of the entity subject to Control. A transaction meeting the requirements of this Section 40(h) is referred to herein as a “Permitted Transfer”, and the Transferee, a “Permitted Transferee”. Notwithstanding anything in this Article 40 or elsewhere in this Lease to the contrary, for the purpose of this Lease, the sale of Tenant’s capital stock through any public exchange or the issuance of capital stock in connection with a bona fide financing of Tenant or a public offering on a nationally recognized securities exchange shall not be deemed an assignment, subletting, or any other transfer of this Lease or the Premises. In addition, notwithstanding anything in this Section 40 to the contrary, Landlord shall not have the right to exercise its recapture right under Sections 40(c) or have any right to any Transfer Premium under Section 40(e) in connection with any Permitted Transfer.

(i) Statutory Waiver. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code allowing Tenant to terminate this Lease, on its own behalf and, to the extent permitted under applicable Law, on behalf of the proposed Transferee, in the event Landlord unreasonably withholds its consent to a Transfer.

(j) Prohibited Transaction. Notwithstanding anything to the contrary contained in this Article 40, neither Tenant nor any other person having a right to possess, use, or occupy (for convenience, collectively referred to in this subarticle as “Use”) the Premises shall enter into any lease, sublease, license, concession or other agreement for Use of all or any portion of the Premises which provides for rental or other payment for such Use based, in whole or in part, on the net income or profits derived by any person that leases, possesses, uses, or occupies all or any portion of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a transfer of any right or interest in, or as a grant of the right to Use, all or any part of the Premises.

41. Sale. In the event the original Landlord hereunder, or any successor owner of the Building, shall sell or convey the Building, and provided the purchaser or transfer assumes all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease first accruing after such transfer, such liabilities and obligations first accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner provided the new owner agrees to recognize Tenant’s rights under this Lease.

42. Limitation of Liability. Landlord’s obligations and liability with respect to this Lease shall be limited to an amount not to exceed the lesser of (a) the interest of Landlord in the Property, or (b) the equity interest Landlord would have in the Property if the Property were encumbered by third party debt in an amount equal to seventy percent (70%) of the value of the Property. Neither Landlord, nor any partner or member of Landlord, or any officer, director, shareholder, or partner or member of any partner or member of Landlord, shall have any individual or personal liability whatsoever with respect to this Lease. Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord be liable to Tenant for any lost profits, damage to business, or any form of special, indirect or consequential damage on account of any default or breach by Landlord under this Lease or otherwise.

43. Broker Disclosure. The Landlord’s Broker identified in the Basic Lease Provisions has acted as agent for Landlord in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. The Tenant’s Broker identified in the Basic Lease Provisions has acted as agent for Tenant in this transaction and is to be paid its commission out of Landlord’s Broker’s commission pursuant to a separate agreement with Landlord’s Broker. Landlord represents that Landlord has dealt with no other broker other than the broker(s) identified herein. Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend, protect and hold Tenant harmless from any such claim. Tenant represents that Tenant has dealt with no broker other than the broker(s) identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the alleged actions of Tenant, Tenant shall indemnify, defend, protect and hold Landlord harmless from any such claim. The indemnity obligations set forth herein shall survive the expiration or any earlier termination of this Lease.

44. Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

45. Construction of this Agreement. No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof. No amendment of this Lease shall be valid unless the same is in writing and signed by the parties. Subject to the provisions of Article 40, this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns. This Lease shall be construed in accordance with and governed by the laws of the State of California. Nothing in this Lease creates any relationship between the parties other than that of lessor and lessee and nothing in this Lease constitutes Landlord a partner of Tenant or a joint venturer or member of a common enterprise with Tenant.

46. Paragraph Titles; Severability. The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the respective paragraphs to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.

47. Cumulative Rights. All rights, powers and privileges conferred hereunder upon Landlord shall be cumulative with those available under applicable Law.

48. Entire Agreement. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

49. Submission of Agreement. Submission of this Lease to Tenant for signature does not constitute an offer, a reservation of space or an option to lease or to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

50. Authority. If Tenant or Landlord executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each of the persons executing this Lease on behalf of Tenant or Landlord, as the case may be, does hereby represent and warrant on behalf of and as a representative of Tenant that Tenant or Landlord, as the case may be, is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant or Landlord, as the case may be, is qualified to do business in the State where the Building is located, that Tenant or Landlord, as the case may be, has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant or Landlord, as the case may be, is authorized to do so. Upon Landlord’s or Tenant’s request, as the case may be, the requested party shall provide to the requesting party evidence reasonably satisfactory to the requesting party confirming the foregoing representations and warranties.

51. Determination in Good Faith. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord shall exercise its good faith business judgment in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the provision providing for such consent, approval, judgment or determination specifies that Landlord’s consent or approval is not to be unreasonably withheld, or that such judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent. If it is determined that Landlord failed to give its consent where it was required to do so under this Lease, Tenant shall be entitled to injunctive relief but shall not be entitled to monetary damages or have the right to terminate this Lease for such failure.

52. Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall use commercially reasonable efforts to keep such confidential information confidential and shall not intentionally disclose such confidential information to any person or entity other than (a) Tenant’s financial, legal, risk management, construction, insurance, IT, space planning, environmental, human resource, real estate and other consultants and contractors, (b) Tenant’s shareholders, investors, directors, officers and employees, (c) to the extent that disclosure is legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process, including as may be required to enforce Tenant’s rights hereunder), mandated by applicable regulations or law, including those from Securities Exchange Commission or the rules of any public exchange upon which Tenant’s shares are from time to time traded, (d) in connection with any litigation, judicial reference, arbitration, or other disputes between Landlord and Tenant, (e) as otherwise contemplated by this Lease (including in connection with the exercise of any audit rights or the exercise of the Renewal Option. Tenant also shall have the right to deliver a copy of this Lease to any proposed subtenant or assignee. Notwithstanding anything in this Lease to the contrary, Landlord shall not have the right to terminate this Lease as the result of any breach by Tenant of this Section 52.

53. Asbestos Notification. Tenant acknowledges that Tenant has received the asbestos notification letter attached to this Lease as Exhibit E hereto, disclosing the existence of asbestos in the Building. As part of Tenant’s obligations under this Lease, Tenant agrees to comply with the California “Connelly Act” and other applicable Laws requiring that Tenant notify employees of the presence of ACM in the Building and providing copies of Landlord’s asbestos notification letter to all of Tenant’s “employees” and “owners,” as those terms are defined in the Connelly Act and other applicable Laws. Landlord shall comply with all applicable Laws recommendations of Landlord’s ACM consultants and contractors and with the operations and maintenance plans applicable to the Building in connection with any remediation, abatement or other work relating to ACM.

54. OFAC and Anti-Money Laundering Compliance Certifications. Tenant hereby represents, certifies and warrants to Landlord as follows: (i) Tenant is not named and is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order, including without limitation Executive Order 13224, or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enacted, enforced or administered by the Office of Foreign Assets Control (“OFAC”); (ii) Tenant is not engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation; and (iii) none of the proceeds used to pay rent have been or will be derived from a “specified unlawful activity” as defined in, and Tenant is not otherwise in violation of, the Money Laundering Control Act of 1986, as amended, or any other applicable laws regarding money laundering activities. Furthermore, Tenant agrees to immediately notify Landlord if Tenant was, is, or in the future becomes, a “senior foreign political figure” or an immediate family member or close associate of a “senior foreign political figure,” within the meaning of Section 312 of the USA PATRIOT Act of 2001, as the same may be amended from time to time. Notwithstanding anything in this Lease to the contrary, Tenant understands that this Lease is a continuing transaction and that the foregoing representations, certifications and warranties are ongoing and shall be and remain true and in force on the date hereof and throughout the Term of this Lease and that any breach thereof shall be a Default (not subject to any notice or cure rights) giving rise to any and all Landlord remedies hereunder, and Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, fines, penalties, forfeitures and expenses (including without limitation costs and attorneys’ fees) arising from or related to any breach of the foregoing representations, certifications and warranties.

55. Civil Code Section 1938. This notice is given pursuant to California Civil Code Section 1938. The Premises have not undergone an inspection by a Certified Access Specialist (CASp). A CASp can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. If Tenant elects to perform a CASp inspection, Tenant will provide written notice to Landlord, and Landlord may elect, in Landlord’s sole discretion, to retain a CASp to perform the inspection. If Landlord does not so elect, the time and manner of the CASp inspection is subject to the prior written approval of Landlord. In either event, the payment of the fee for the CASp inspection shall be borne by Tenant. The cost of making any repairs necessary to correction violations of construction-related accessibility standards within the Premises shall be allocated as provided in Section 11 of this Lease.

56. Energy Disclosure. Tenant agrees to cooperate in all reasonable respects with Landlord’s energy consumption disclosure requirements under California’s Nonresidential Building Energy Use Disclosure Program, to the extent applicable, and with the requirements under any other existing or future mandatory or voluntary energy conservation or sustainability programs applicable to the Building, including without limitation those of the U.S. Green Building Council’s LEED rating system, or which may be imposed on Landlord by law or by any insurance carrier, including without limitation any controls on the permitted range of temperature settings in office buildings or requirement necessitating curtailment of the volume of energy consumption or the hours of operation of the Building. Any terms or conditions of this Lease that conflict with or interfere with compliance by Landlord with such control or requirements shall be suspended for the duration of such controls or requirements. It is further agreed that compliance with such controls or requirements shall not constitute an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement or reduction of any Rent payable hereunder. Tenant shall promptly and in no event later than within thirty (30) days after receipt of Landlord’s written request therefor, provide any and all written consents to utility companies providing services to the Building required to authorize such utility companies to release energy usage data for the Premises to the EPA’s ENERGY STAR® program Portfolio Manager website for use by the Landlord, or to such other sites or parties as required for the Landlord’s compliance with the applicable program.

57. LEED Certification. The parties acknowledge that the Building is currently certified under the U.S. Green Building Council’s LEED rating system (“LEED Certification”). If Tenant so desires, Tenant may, at Tenant’s sole cost and expense, obtain LEED Certification for the Premises. In such event, if requested by Tenant, Landlord shall use commercially reasonable efforts to cooperate with Tenant in obtaining LEED Certification for the Premises, and the actual costs incurred by Landlord in providing such cooperation shall be reimbursed by Tenant within thirty (30) days after Landlord’s delivery to Tenant of notice specifying such costs.

58. [INTENTIONALLY OMITTED]

59. Financial Statements. Within thirty (30) days after written request from Landlord from time to time during the Term (but not more than once per year or in connection with a proposed sale or financing of the Property or any proposed Permitted Transfer by Tenant), Tenant shall provide Landlord with its most recently available financial statements and a statement of Tenant’s cash flow setting forth Tenant’s financial condition and net worth for the most recent quarter, including balance sheets and statements of profits and losses. Such statements shall be prepared by an independent accountant or, if such statements are not available, such statements may be company-prepared and certified by Tenant’s president, chief executive officer, chief financial officer, vice president, secretary, or assistant secretary. Landlord shall keep such financial information confidential and shall only disclose such information to Landlord’s lenders, consultants, purchasers or investors, or other agents (who shall be subject to the same confidentiality obligations) on a need to know basis in connection with the administration of this Lease. If requested by Tenant, Landlord shall require that any recipient of such information execute a commercially reasonable non-disclosure agreement as a condition to receipt of such information.

60. Counterparts; Electronic Signatures. This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. In order to expedite the transaction contemplated herein, signatures transmitted by electronic mail in so-called “pdf” format may be used in place of original signatures on this Lease. Landlord and Tenant intend to be bound by the signatures on the e-mailed document, are aware that the other party will rely on the e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Lease based on such e-mailed signatures. Promptly following request by either party, the other party shall provide the requesting party with original signatures on this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument as of the Effective Date.

LANDLORD:

50 BEALE STREET LLC, a Delaware limited liability company

By: 50 BEALE INC., its managing member

By: /s/ Jolanta K. Bott
Jolanta K. Bott, Vice President

ON24, INC., a Delaware corporation

By: /s/ Sharat Sharan
Print Name: Sharat Sharan
Its: CEO

By: /s/ John Michael Badgis
Print Name: John Michael Badgis
Its: VP, Global Human Resources and Facilities

Tenant’s Federal Tax I.D. Number 94-3292599

REQUIREMENTS FOR TENANT EXECUTION OF LEASE

The following conditions must be satisfied:

(A)

Tenant must provide Landlord a copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the person or persons designated to sign the Lease to do so or a certificate in a form reasonably acceptable to Landlord executed by a secretary or assistant secretary of Tenant designating the person or persons having authority to sign this Lease.

(B)

Tenant must provide Landlord a certificate from the Secretary of State of the Tenant’s state of incorporation confirming that Tenant is in good standing and qualified to do business in its state of incorporation, and Tenant must also provide a certificate from the California Secretary of State confirming that Tenant is qualified to do business in California.

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